Exhibit 4.1

EXECUTION COPY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 9, 2007

among

TECO ENERGY, INC.,

TECO FINANCE, INC.,

THE LENDERS AND LC ISSUING BANKS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES INC.

and

CITIGROUP GLOBAL MARKETS INC.

Co-Lead Arrangers and Joint Bookrunners

CITIBANK, N.A.

as Syndication Agent

BNP PARIBAS,

THE BANK OF NEW YORK and

SUNTRUST BANK

as Co-Documentation Agents

TABLE OF CONTENTS

ARTICLE I DEFINITIONS			1

1.1	Definitions		1
1.2	Rules of Interpretation		15

ARTICLE II THE FACILITY			15

2.1	The Facility		15
	2.1.1	Revolving Credit Loans	15
	2.1.2	Interest Provisions Applicable to all Loans	17
	2.1.3	Conversion of Loans	18
	2.1.4	Loan Principal Payment	19
	2.1.5	Promissory Notes	19
	2.1.6	Optional Prepayments	20
2.2	Letter of Credit Facility		20
	2.2.1	Issuance of the Letter of Credit	20
	2.2.2	Availability; Expiration Date of Letters of Credit	20
	2.2.3	Notice of LC Activity	21
	2.2.4	Reimbursement	21
	2.2.5	Reimbursement Obligation Absolute	22
	2.2.6	Reduction and Reinstatement of Stated Amount	23
	2.2.7	Lender Participation	24
	2.2.8	Commercial Practices	24
	2.2.9	Liability of LC Issuing Banks	25
2.3	Total Commitment and Fees		25
	2.3.1	Total Commitment	25
	2.3.2	Optional Reductions and Cancellations	25
	2.3.3	Increase of Total Commitments	26
	2.3.4	Extension of Maturity Date	27
2.4	Fees		28
	2.4.1	Commitment Fee	28
	2.4.2	Letter of Credit Fees	29
	2.4.3	Calculation of Fees	29
2.5	Other Payment Terms		29
	2.5.1	Place and Manner	29
	2.5.2	Date	29
	2.5.3	Late Payments	29
	2.5.4	Net of Taxes, Etc	30
	2.5.5	Application of Payments	31
	2.5.6	Failure to Pay Administrative Agent	31
	2.5.7	Withholding Exemption Certificates	32
2.6	Pro Rata Treatment		32

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	2.6.1	Borrowings, Commitment Reductions, Etc	32
	2.6.2	Sharing of Payments, Etc	33
2.7	Change of Circumstances		33
	2.7.1	Inability to Determine Rates	33
	2.7.2	Illegality	33
	2.7.3	Increased Costs	34
	2.7.4	Capital Requirements	34
	2.7.5	Notice; Participating Lenders’ Rights	35
2.8	Funding Losses		35
2.9	Alternate Office, Minimization of Costs		36
	2.9.1	Minimization of Costs	36
	2.9.2	Replacement Rights	36
	2.9.3	Alternate Office	37

ARTICLE III CONDITIONS PRECEDENT			37

3.1	Conditions Precedent to Effectiveness		37
	3.1.1	Credit Facility Documents	37
	3.1.2	Resolutions	37
	3.1.3	Incumbency	37
	3.1.4	Legal Opinions	37
	3.1.5	Accuracy of Representations and Warranties	37
	3.1.6	Financial Statements	37
	3.1.7	No Defaults	38
	3.1.8	Certificate of Obligors	38
	3.1.9	Payment of Fees	38
	3.1.10	Repayment of Amounts under Existing Credit Agreement	38
	3.1.11	Solvency	38
3.2	Conditions Precedent to Each Extension of Credit.		39
	3.2.1	Accuracy of Representations and Warranties	39
	3.2.2	No Defaults	39
	3.2.3	Notice of Borrowing	39
	3.2.4	No Default under Certain Other Indebtedness	39

ARTICLE IV REPRESENTATIONS AND WARRANTIES			39

4.1	Corporate Existence and Business.		39
4.2	Power and Authorization; Enforceable Obligations		40
4.3	No Legal Bar		40
4.4	No Proceeding or Litigation		40
4.5	Governmental Approvals		40
4.6	Financial Statements		41
4.7	True and Complete Disclosure		41
4.8	Investment Company Act		41
4.9	Compliance with Law		41
4.10	ERISA		41

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4.11	Taxes		42
4.12	Use of Credit		42
4.13	Properties		42
4.14	Environmental Matters		42

ARTICLE V COVENANTS OF OBLIGORS			43

5.1	Existence		43
5.2	Consents		43
5.3	Prohibition of Certain Transfers		43
5.4	Payment and Performance of Material Obligations		44
5.5	Taxes		44
5.6	Maintenance of Property, Insurance		45
5.7	Compliance with Laws		45
5.8	No Change in Business		45
5.9	Financial Statements		45
5.10	Notices		46
5.11	Financial Covenant		47
	5.11.1	Consolidated Leverage Ratio	47
	5.11.2	Consolidated Interest Coverage Ratio	47
5.12	Indemnification		47
5.13	Restricted Payments		49
5.14	Use of Proceeds		50
5.15	Restrictive Agreements		50
5.16	Indebtedness		50
5.17	Non-Applicability of Certain Covenants		51

ARTICLE VI EVENTS OF DEFAULT; REMEDIES			51

6.1	Events of Default		51
	6.1.1	Payments	51
	6.1.2	Debt Cross- Default	51
	6.1.3	Bankruptcy; Insolvency	51
	6.1.4	Misstatements	51
	6.1.5	Breach of Terms of Agreement	52
	6.1.6	Judgments	52
	6.1.7	Change in Control	52
	6.1.8	ERISA Violations	52
	6.1.9	Environmental Matters	53
	6.1.10	Lack of Validity, Etc	53
6.2	Remedies		53
	6.2.1	No Further Loans	53
	6.2.2	Cure by Administrative Agent	54
	6.2.3	Acceleration	54
	6.2.4	Cash Collateralization of Letters of Credit	54

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ARTICLE VII ADMINISTRATIVE AGENT, SUBSTITUTION, AMENDMENTS, ETC			54

7.1	Appointment, Powers and Immunities		54
7.2	Reliance		55
7.3	Non-Reliance		56
7.4	Defaults		56
7.5	Indemnification		56
7.6	Successor Administrative Agent		57
7.7	Authorization		57
7.8	Administrative Agent’s Other Roles; Other Agents		58
7.9	Amendments; Waivers		58
7.10	Withholding Tax		59
7.11	General Provisions as to Payments		59
7.12	Substitution of Lender		60
7.13	Participations		60
7.14	Transfer of Commitments		61
	7.14.1	Assignments	61
	7.14.2	Register	62
7.15	Assignability as Collateral		62

ARTICLE VIII MISCELLANEOUS			63

8.1	Addresses		63
8.2	Additional Security; Right to Set-Off		64
8.3	Delay and Waiver		64
8.4	Costs, Expenses and Attorneys’ Fees		65
8.5	Entire Agreement		65
8.6	Governing Law		66
8.7	Severability		66
8.8	Headings		66
8.9	Accounting Terms		66
8.10	No Partnership, Etc		66
8.11	Limitation on Liability		66
8.12	Waiver of Jury Trial		67
8.13	Consent to Jurisdiction		67
8.14	Knowledge and Attribution		67
8.15	Successors and Assigns		67
8.16	Counterparts		68
8.17	USA PATRIOT Act		68
8.18	Waiver of Notice and Release of Security Under Existing Credit Agreement		68

ARTICLE IX GUARANTEE			68

9.1	The Guarantee		68
9.2	Obligations Unconditional		68
9.3	Reinstatement		69

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9.4	Subrogation	69
9.5	Remedies	70
9.6	Instrument for the Payment of Money	70
9.7	Continuing Guarantee	70

SCHEDULES AND EXHIBITS

Schedule 1	Lenders and Commitments
Schedule 5.3	Existing Liens
Schedule 5.15	Existing Restrictions
Schedule 5.16	Existing Indebtedness
Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note
Exhibit C-1	Form of Notice of Borrowing
Exhibit C-2	Form of Notice of Conversion of Loan Type
Exhibit C-3	Form of Confirmation of Interest Period Selection
Exhibit C-4	Form of Notice of LC Activity
Exhibit D	Form of Closing Certificate

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of May 9, 2007, among: TECO ENERGY, INC.; TECO FINANCE, INC.; the LENDERS party hereto; each LC ISSUING BANK party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

Company, Borrower, certain of the Lenders and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are parties to the Amended and Restated Credit Agreement dated as of October 11, 2005 (as amended and in effect immediately prior to the effectiveness of this Agreement, the “Existing Credit Agreement”).

Company and Borrower have requested certain amendments to the provisions of the Existing Credit Agreement, including the extension of the availability of the commitments thereunder and that Borrower will become the “Borrower” hereunder, and the Lenders are willing to make such amendments on the terms and conditions hereof, and, accordingly, the parties hereto agree to amend and restate the Existing Credit Agreement as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

Except as otherwise expressly provided, capitalized terms used in this Agreement and its exhibits shall have the following respective meanings:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan , or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Commitment Lender” has the meaning given in Section 2.3.4.

“Adjusted LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliates” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 25% or more of the equity interest in the Person specified or 25% or more of any class of voting securities of the Person specified.

“Aggregate LC Stated Amount” means, as of any time, the aggregate Stated Amount of all Letters of Credit issued and then outstanding under the Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day, with respect to any ABR Loan, LIBOR Loan or Federal Funds Rate Loan, or with respect to the Additional Margin or the Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “LIBOR Spread”, “Federal Funds Rate Spread”, “Additional Margin” or “Commitment Fee Rate”, as the case may be, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

S&P/Moody’s Ratings for Index Debt:	ABR Spread	LIBOR Spread	Federal Funds Rate Spread	Additional Margin (Utilization >50%)	Commitment Fee Rate
Category 1 BBB+/Baa1 or higher	0.00%	0.35%	0.35%	0.05%	0.08%
Category 2 BBB/Baa2	0.00%	0.45%	0.45%	0.05%	0.10%
Category 3 BBB-/Baa3	0.00%	0.55%	0.55%	0.05%	0.125%
Category 4 BB+/Ba1	0.00%	0.875%	0.875%	0.125%	0.175%
Category 5 BB/Ba2	0.125%	1.125%	1.125%	0.125%	0.25%
Category 6 BB-/Ba3 or lower	0.50%	1.50%	1.50%	0.125%	0.375%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be determined by reference to the higher of the two ratings, provided that if one of the two ratings is two or more Categories lower than the other rating, the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by Company to Administrative Agent pursuant to Section 5.10 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Application” means an application in such form as any LC Issuing Bank may specify from time to time pursuant to which Borrower requests the issuance of a Letter of Credit.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 7.14), and accepted by Administrative Agent, in the form of Exhibit A or any other form approved by Administrative Agent.

“Assuming Lender” has the meaning given in Section 2.3.3.

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“Banking Day” means any day other than a Saturday, Sunday or other day on which banks are or are authorized to be closed in New York, New York and, where such term is used in any respect relating to a LIBOR Loan, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; or such Person shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; or such Person shall make a general assignment for the benefit of its creditors; or such Person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable Federal or state law and (a) the petition commencing the involuntary case is not timely controverted, (b) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (c) an interim trustee is appointed to take possession of all or a substantial portion of the property, and/or to operate all or any material part of the business of such Person and such appointment is not vacated within 60 days, or (d) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers, over such Person or all or a substantial part of its property shall have been entered; or any other similar relief shall be granted against such Person under any applicable Federal or state law.

“Bankruptcy Law” means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Borrower” means TECO Finance, Inc., a Florida corporation.

“Borrowing” means any borrowing by Borrower of Loans made pursuant to a Notice of Borrowing, as provided in Section 2.1.1.2.

“Capital Adequacy Requirement” has the meaning given in Section 2.7.4.

“Capitalized Lease Obligations” means, as to any Person, all rental obligations as lessee which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Change of Law” has the meaning given in Section 2.7.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Commitment.

“Commitment Fee” has the meaning given in Section 2.4.1.

“Commitment Increase” has the meaning given in Section 2.3.3.

“Commitment Increase Date” has the meaning given in Section 2.3.3.

“Commitment Utilization Day” means (a) so long as any Commitments hereunder are in effect, each day that the sum of the aggregate outstanding principal amount of the Loans, the aggregate Stated Amount of all Letters of Credit then outstanding and the aggregate amount of unpaid Reimbursement Obligations then outstanding exceeds 50% of the Commitments and (b) any day following the termination of the Commitments on which any Loans are outstanding.

“Company” means TECO Energy, Inc., a Florida corporation.

“Confirmation of Interest Period Selection” has the meaning given in Section 2.1.2.4(b).

“Consolidated EBITDA” means, for any period, determined for Company on a consolidated basis in accordance with GAAP without duplication, (a) net income for such period, plus (b) to the extent included in the statement of such net income for such period, the sum of (i) income tax expense, (ii) interest charges including distributions on preferred securities and the interest component of allowance for funds used during construction, (iii) depreciation and amortization expense, (iv) non-cash charges including changes in accounting and the non-cash effects of pension and other post-retirement benefits, (v) non recurring charges associated with debt repurchase, exchange or extinguishment, (vi) investment tax credits under Section 29 of the Code, (vii) minority interest (synfuel interests), and (viii) taxes and depreciation associated with Company’s economic interest in Subsidiaries to the extent such Subsidiaries are at least 90% owned, directly or indirectly, by Company and are unconsolidated in accordance with GAAP; minus (c) without duplication and to the extent included in the statement of such net income for such period (i) the equity component of allowance for funds used during construction, (ii) non-cash gains including changes in accounting, and (iii) non-recurring gains associated with debt repurchase, exchange or extinguishment.

“Consolidated Interest Coverage Ratio” means, as at any date of determination, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, determined for Company on a consolidated basis in accordance with GAAP without duplication, (a) all cash interest expense, including distributions on preferred securities and capitalized interest to the extent paid in cash, for such period, minus (b) to the extent included in interest expense for such period, amortization or write-off of debt discount/premium, debt issuance costs and commissions, and other fees and charges associated with Indebtedness (including the Loans), plus (c) the interest component of allowance for funds used during construction for such period.

“Consolidated Leverage Ratio” means, as at any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of (i) all Indebtedness of Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, plus (ii) to the extent not included in the amount described in clause (i), the drawn amount of any credit facility secured by accounts receivable sold by Company and its Subsidiaries as part of a securitization of such accounts receivable, but excluding (a) Non-Recourse Indebtedness of Company and its Subsidiaries, (b) Hybrid Equity Securities and (c) junior subordinated debentures that do not contain any scheduled principal payments or prepayments or any mandatory redemptions or mandatory repurchases prior to the date at least 91 days after the latest applicable Maturity Date.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing any Indebtedness or lease obligation (each a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (c) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be the maximum probable liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith by Company in accordance with GAAP.

“Credit Facility Documents” means, collectively, the Credit Agreement and any Notes.

“Default Rate” means (a) with respect to principal of any Loan, the interest rate per annum applicable to such Loan, plus 2% and (b) with respect to interest, fees and any other amounts, the interest rate then applicable to ABR Loans, plus 2%. Interest computed with reference to the Default Rate shall be adjusted and calculated in the same manner as interest computed with reference to the Alternate Base Rate, the Adjusted LIBO Rate or the Federal Funds Rate (as applicable).

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of such property (including, in the case of any Subsidiary of Company, pursuant to a merger, consolidation or other combination of such Subsidiary with or into any other Person), but does not include (a) the creation of any Lien, (b) any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of such property (i) between Company and its Subsidiaries, or between any Subsidiaries or (ii) in the ordinary course of business and on ordinary business terms, (c) one or more transactions by Tampa Electric relating to the securitization of its receivables, or (d) the TECO Transport Sale.

“Dollar” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Drawing Date” has the meaning given in Section 2.2.4.

“Drawing Payment” means any payment by an LC Issuing Bank honoring a drawing under a Letter of Credit.

“Effective Date” means the date when each of the conditions precedent listed in Section 3.1 has been satisfied (or waived in accordance with the terms of the Credit Agreement).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any warrants, options or other rights to acquire such shares or interests.

“Equity Issuance” means any action resulting in an increase in Company’s common equity and additional paid in capital balances as required to be reported in Company’s periodic reports to the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (a) a corporation which is a member of a controlled group of corporations with Company within the meaning of Section 414(b) of the Code, (b) a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with Company within the meaning of Section 414(c) of the Code or Section 4001(b)(1) of ERISA, (c) a member of an affiliated service group with Company within the meaning of Section 414(m) of the Code, or (d) an entity treated as under common control with Company by reason of Section 414(o) of the Code.

“ERISA Plan” means any employee benefit plan (a) maintained by Company or any ERISA Affiliate, or to which any of them contributes or is obligated to contribute, for its employees and (b) covered by Title IV of ERISA or to which Section 412 of the Code applies.

“Event of Default” has the meaning given in Section 6.1.

“Existing Credit Agreement” has the meaning specified in the recitals of this Agreement.

“Existing Maturity Date” has the meaning given in Section 2.3.4.

“Expiration Date” has the meaning given in each Letter of Credit.

“Extension Date” has the meaning given in Section 2.3.4.

“Extension Request” has the meaning given in Section 2.3.4.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Banking Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Banking Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Funds Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Federal Funds Effective Rate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FERC” means the Federal Energy Regulatory Commission and its successors.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, regulatory, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, FERC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party to the Credit Agreement at law.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, treaty, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Granting Lender” has the meaning given in Section 7.13.2.

“Guaranteed Obligations” has the meaning given in Section 9.1.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Transactions” means transactions under any interest swap agreements, caps, collars or other interest rate hedging mechanisms.

“Hybrid Equity Securities” means securities issued by Company or any Subsidiary thereof that (a) are classified as possessing a minimum of (i) “intermediate equity content” by S&P; and (ii) “Basket C equity credit” by Moody’s; and (b) do not contain any scheduled principal payments or prepayments or any mandatory redemptions or mandatory repurchases prior to the date that is at least 91 days after the latest applicable Maturity Date.

“Inchoate Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time and/or the giving of notice, would constitute an Event of Default.

“Increasing Lender” has the meaning given in Section 2.3.3.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person (other than letters of credit issued to secure a financial obligation of such Person to the extent such obligation is not outstanding at the time) and all unreimbursed drafts drawn thereunder, (d) all Indebtedness of another Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under any subscription or similar agreement, (g) the discounted present value of all obligations of such Person (other than Tampa Electric) payable under agreements for the payment of a specified purchase price for the purchase and resale of power whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (h) any unfunded or underfunded obligation subject to the minimum funding standards of Section 412 of the Code of such Person to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained at any time, or contributed to, by such Person or any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) with such Person, (i) all Contingent Obligations of such Person and (j) all obligations of such Person in respect of Hedge Transactions; provided, however, that Indebtedness shall specifically exclude accounts payable arising in the ordinary course of business.

“Indemnitees” has the meaning given in Section 5.12.1.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Banking Day, (ii) any Interest Period pertaining to a LIBOR Borrowing that commences on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Banking Day of the last calendar month of such Interest Period and (iii) no Interest Period for any LIBOR Loan may end after the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Bank Letter of Credit Fee” has the meaning given in Section 2.4.2.1.

“LC Beneficiary” means the account beneficiary under a Letter of Credit, or any assignee or transferee of such beneficiary with respect to the rights of such beneficiary under such Letter of Credit.

“LC Issuing Bank” means JPMCB and/or any other Lender acceptable to Administrative Agent and Borrower that has agreed to issue Letters of Credit hereunder.

“Legal Requirements” means, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, and any requirement under a Permit, and any Governmental Rule in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” or “Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or as an Assuming Lender pursuant to Section 2.3.3 or as an Additional Commitment Lender pursuant to Section 2.3.4, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, with respect to any Lender, the office designated as such in such Lender’s Administrative Questionnaire or such other office of such Lender as such Lender may specify from time to time to Administrative Agent and Borrower.

“Lenders Letter of Credit Fee” has the meaning given in Section 2.4.2.3.

“Letter of Credit” means a letter of credit issued by an LC Issuing Bank pursuant to Section 2.2.1 in such form as may be accepted by such LC Issuing Bank.

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Banking Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBOR Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Person serving as Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Banking Days prior to the commencement of such Interest Period.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidation Costs” has the meaning given in Section 2.8.

“Loan” has the meaning given in Section 2.1.1.1.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Company and its Subsidiaries taken as a whole or (b) the legality, validity, binding effect or enforceability of this Agreement or any of the other Credit Facility Documents, the ability of any Obligor to perform its respective obligations under the Credit Facility Documents to which it is a party or the rights or remedies of Administrative Agent, the LC Issuing Banks and the Lenders hereunder or thereunder.

“Maturity Date” means May 9, 2012 (or if such date is not a Banking Day, the immediately preceding Banking Day), subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.3.4, provided that the Maturity Date for any Federal Funds Rate Loan shall be a Banking Day not later than the fourth Banking Day after the date of the requested Federal Funds Rate Borrowing.

“Minimum Notice Period” means (a) at least three Banking Days before the date of any Borrowing, continuation or conversion of a Loan resulting in whole or in part in one or more LIBOR Loans and (b) before 12:00 noon on the Banking Day of any Borrowing or conversion of a Loan resulting in whole or in part in one or more ABR Loans or Federal Funds Rate Loans.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA).

“Non-Advancing Lender” has the meaning given in Section 7.12.

“Non-Recourse Indebtedness” means Indebtedness which is not an obligation of, and is otherwise without recourse to, the assets or revenues of Company or any Subsidiary (other than the assets or revenues of (a) TWG or any of its Subsidiaries or (b) TECO Properties or any of its Subsidiaries).

“Note” has the meaning given in Section 2.1.5.

“Notice of Borrowing” has the meaning given in Section 2.1.1.2.

“Notice of Conversion of Loan Type” has the meaning given in Section 2.1.3.

“Notice of LC Activity” has the meaning given in Section 2.2.3.

“Obligations” means all obligations of the Obligors under this Agreement and the other Credit Facility Documents.

“Obligors” mean Borrower and Company.

“Other Taxes” has the meaning given in Section 2.5.4.1.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, Governmental Authority, trust, trustee or any other entity whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 408 of ERISA or Section 4975(d) of the Code.

“Proportionate Share” means, with respect to each Lender at any time, the percentage participation of such Lender in the Total Commitment (or, at any time following the termination of the Total Commitment, the percentage participation of such Lender in the Loans and Letters of Credit then outstanding).

“Ratings Event” means any time when Company shall have in effect ratings for the Index Debt of (a) at least BBB- (with at least a stable outlook) from S&P and (b) at least Baa3 (with at least a stable outlook) from Moody’s.

“Register” has the meaning given it in Section 7.14.2.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor).

“Regulatory Change” means any change after the date hereof in federal, state, local or foreign laws, regulations, Legal Requirements or requirements under applicable permits, or the adoption or making after such date of any interpretations, directives or requests of or under any federal, state, local or foreign laws, regulations, Legal Requirements or requirements under applicable permits (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

“Reimbursement Obligation” means the obligation of Borrower to repay Drawing Payments under a Letter of Credit as provided in Sections 2.2.4 and 2.2.5.

“Required Lenders” means, at any time, Lenders holding in excess of 50% of the Proportionate Shares.

“Responsible Officer” means, as to any Person, its president, chief executive officer, any vice president, treasurer, or secretary or any managing general partner or manager or managing member of a limited liability company (or any of the preceding with regard to such managing general partner, manager or managing member).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Company or any option, warrant or other right to acquire any such Equity Interests in Company.

“S&P” means Standard & Poor’s Ratings Services.

“Significant Subsidiary” means (a) Tampa Electric and (b) any other Subsidiary of Company, formed or acquired after the Effective Date the total assets (after intercompany eliminations) of which exceed 10% of the total assets of Company and its Subsidiaries (taken as a whole).

“SPC” has the meaning given in Section 7.13.2.

“Stated Amount” means, with respect to each Letter of Credit, the total amount available to be drawn thereunder at the time in question in accordance with the terms of such Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise specified, references herein to a “Subsidiary” refer to a Subsidiary of Company.

“Tampa Electric” means Tampa Electric Company, a Florida corporation.

“Taxes” has the meaning given in Section 2.5.4.1.

“TECO Properties” means TECO Properties, Inc., a Florida corporation.

“TECO Transport” means TECO Transport Corporation, a Florida corporation.

“TECO Transport Entities” means, collectively, TECO Transport and its Subsidiaries.

“TECO Transport Sale” means the sale of the Equity of TECO Transport or all or substantially all of the assets of TECO Transport and its Subsidiaries in an arms length transaction for fair value.

“Total Commitment” has the meaning given in Section 2.3.1.

“TWG” means TECO Wholesale Generation, Inc., a Florida corporation.

“Type” means the type of Loan, whether an ABR Loan, LIBOR Loan or Federal Funds Rate Loan.

1.2	Rules of Interpretation.

Except as otherwise expressly provided, the following rules of interpretation set shall apply to this Agreement and the other Credit Facility Documents: (a) the singular includes the plural and the plural includes the singular; (b) “or” is not exclusive; (c) a reference to a Governmental Rule or Legal Requirement includes any amendment or modification to such Governmental Rule or Legal Requirement, and all regulations, rulings and other Governmental Rules or Legal Requirement promulgated under such Governmental Rule; (d) a reference to a Person includes its permitted successors and permitted assigns; (e) accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer; (f) the words “include,” “includes” and “including” are not limiting; (g) a reference in a document to an Article, Section, Exhibit, Schedule, Annex, Appendix or Attachment is to the Article, Section, Exhibit, Schedule, Annex, Appendix or Attachment of such document unless otherwise indicated (and Exhibits, Schedules, Annexes, Appendices or Attachments to any document shall be deemed incorporated by reference in such document); (h) references to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time; (i) the words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document; and (j) references to “days” shall mean calendar days, unless the term “Banking Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

ARTICLE II

THE FACILITY

2.1 The Facility.

2.1.1 Revolving Credit Loans.

2.1.1.1 Availability. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make loans to Borrower from time to time during the Availability Period (each, a “Loan”) in an aggregate principal amount that, when added to such Lender’s Proportionate Share of the sum of (a) the aggregate Stated Amount of all Letters of Credit then outstanding and (b) the aggregate amount of Reimbursement Obligations then outstanding, does not exceed such Lender’s Commitment. Subject to the provisions of this Agreement, each Loan shall be funded by the Lenders as described in Section 2.1.1.3. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Loans.

2.1.1.2 Notice of Borrowing. Borrower shall request Loans by delivering to Administrative Agent a written notice in the form of Exhibit C-1, appropriately completed (a “Notice of Borrowing”) which specifies, among other things:

(a) whether such Borrowing will be an ABR Loan, a LIBOR Loan or a Federal Funds Rate Loan;

(b) in the case of any LIBOR Loan, the initial Interest Period, to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(c) the amount of the requested Borrowing, which shall be in the minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (except in the case of a Loan of all remaining undrawn amounts under the Total Commitment);

(d) the date of the requested Borrowing, which shall be a Banking Day; and

(e) the account(s) to which the proceeds of the Borrowing are to be deposited, as contemplated by Section 2.1.1.3(d).

Borrower shall deliver each such Notice of Borrowing so as to provide not less than the Minimum Notice Period. Any Notice of Borrowing may be modified or revoked by Borrower through the Banking Day prior to the applicable Minimum Notice Period, and thereafter shall be irrevocable.

2.1.1.3 Loan Funding.

(a) Notice. The Notice of Borrowing shall be delivered to Administrative Agent in accordance with Section 8.1. Administrative Agent shall promptly notify each Lender of the contents of each Notice of Borrowing.

(b) Pro Rata Loans. Each Loan shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares, with each Borrowing to consist of a Loan by each Lender equal to such Lender’s Proportionate Share of such Borrowing.

(c) Lender Funding. Each Lender shall, before 12:00 noon in the case of LIBOR Loans and 2:00 p.m. in the case of ABR Loans or Federal Funds Rate Loans, in each case, on the date of each Borrowing, make available to Administrative Agent to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in same day funds, such Lender’s Proportionate Share of such Borrowing. The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(d) Funding of Loans. No later than 2:00 p.m. in the case of LIBOR Loans and 3:00 p.m. in the case of ABR Loans or Federal Funds Rate Loans, in each case, on the date specified in each Notice of Borrowing, if the applicable conditions precedent listed in Article III have been satisfied or waived and to the extent Administrative Agent shall have received the appropriate funds from the Lenders, Administrative Agent shall make available the Loans requested in such Notice of Borrowing in Dollars and in immediately available funds, at its office specified in Section 8.1, and shall transfer such funds to the bank account(s) specified by Borrower in the Notice of Borrowing delivered in respect of such Borrowing.

2.1.2 Interest Provisions Applicable to all Loans.

2.1.2.1 Loan Interest Rates. Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until the maturity or prepayment thereof at one of the following rates per annum:

(a) With respect to the principal portion of such Loan that is, and during such periods as such Loan is, an ABR Loan, at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate plus, for each Commitment Utilization Day, the Additional Margin.

(b) With respect to the principal portion of such Loan that is, and during such periods as such Loan is, a LIBOR Loan, at a rate per annum during each Interest Period for such LIBOR Loan equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate plus, for each Commitment Utilization Day, the Additional Margin.

(c) With respect to the principal portion of such Loan that is, and during such periods as such Loan is, a Federal Funds Rate Loan, at a rate per annum equal to the Federal Funds Rate plus the Applicable Rate plus, for each Commitment Utilization Day, the Additional Margin.

2.1.2.2 Interest Provisions. Unless otherwise specified by Borrower in a Notice of Borrowing or Notice of Conversion of Loan Type and except as otherwise provided for herein, all Loans shall be ABR Loans. Subject to the applicable limitations set forth herein, Loans shall bear interest based upon the LIBOR Rate or the Federal Funds Effective Rate as specified by Borrower in the applicable Notice of Borrowing or Notice of Conversion of Loan Type. Borrower shall not request, and the Lenders shall not be obligated to make, LIBOR Loans or Federal Funds Rate Loans at any time an Inchoate Default or Event of Default exists. If an Event of Default exists at the end of an Interest Period, the LIBOR Loans whose Interest Period is then ending shall automatically convert to ABR Loans at such time (notwithstanding the delivery of a Confirmation of Interest Period Selection with respect to such Loans).

2.1.2.3 Interest Payment Dates. Borrower shall pay accrued interest on the unpaid principal amount of each Loan (i) in the case of each ABR Loan and Federal Funds Rate Loan, on the last Banking Day of each calendar quarter, (ii) in the case of each LIBOR Loan, on the last day of each Interest Period related to each LIBOR Loan and, with respect to Interest Periods longer than three months, on each successive date three months after the first day of such Interest Period, and (iii) in all cases, upon prepayment (to the extent thereof and including any optional prepayments), upon conversion from one Type of Loan to another Type and at maturity (whether by acceleration or otherwise).

2.1.2.4 Interest Periods and Selection. (a) Notwithstanding anything herein to the contrary, (i) Borrower may not at any time have outstanding more than eight different Interest Periods relating to LIBOR Loans; and (ii) LIBOR Loans for each Interest Period shall be in the amount of at least $5,000,000.

(b) Borrower may contact Administrative Agent at any time prior to the end of an Interest Period for a quotation of interest rates in effect at such time for given Interest Periods, and Administrative Agent shall promptly provide such quotation. Borrower may select an Interest Period telephonically within the time periods specified in Section 2.1.1.2, which selection shall be irrevocable on and after commencement of the applicable Minimum Notice Period. Borrower shall confirm such telephonic notice to Administrative Agent by telecopy on the day such notice is given (in substantially the form of Exhibit C-3, a “Confirmation of Interest Period Selection”), and Administrative Agent shall promptly forward the same to the Lenders. Borrower shall promptly deliver to Administrative Agent the original of the Confirmation of Interest Period Selection initially delivered by telecopy. If Borrower fails to notify Administrative Agent of the next Interest Period for any LIBOR Loans in accordance with this Section 2.1.2.4(b), such Loans shall automatically convert to ABR Loans on the last day of the current Interest Period therefor. Administrative Agent shall as soon as practicable (and, in any case, within two Banking Days after delivery of the Confirmation of Interest Period Selection) notify Borrower of each determination of the interest rate applicable to each Loan.

2.1.2.5 Interest Account and Interest Computations. Borrower authorizes Administrative Agent to record in an account or accounts maintained by Administrative Agent on its books (i) the interest rates applicable to all Loans and the effective dates of all changes thereto, (ii) the Interest Period for each LIBOR Loan, (iii) the date and amount of each principal and interest payment on each Loan and (iv) such other information as Administrative Agent may determine is necessary for the computation of interest payable by Borrower hereunder. Borrower agrees that all computations by Administrative Agent of interest shall be conclusive in the absence of demonstrable error. All computations of interest on Loans shall be based upon a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or Federal Funds Rate shall be determined by Administrative Agent, and such determination shall be conclusive absent manifest error.

2.1.3 Conversion of Loans. Borrower may convert any Loan from one Type of Loan to another Type; provided, however, that (i) any conversion of LIBOR Loans into ABR Loans or Federal Funds Rate Loans shall be made on, and only on, the first day after the last day of an Interest Period for such LIBOR Loans, and (ii) Loans shall be converted only in amounts of $5,000,000 and increments of $1,000,000 in excess thereof. Borrower shall request such a conversion by a written notice to Administrative Agent in the form of Exhibit C-2, appropriately completed (a “Notice of Conversion of Loan Type”), which specifies:

(a) the Loans, or portion thereof, which are to be converted;

(b) the Type into which such Loans, or portion thereof, are to be converted;

(c) if such Loans are to be converted into LIBOR Loans, the initial Interest Period selected by Borrower for such Loans in accordance with Section 2.1.2.4(b); and

(d) the date of the requested conversion, which shall be a Banking Day.

Borrower shall give each Notice of Conversion of Loan Type to Administrative Agent so as to provide at least the applicable Minimum Notice Period. Any Notice of Conversion of Loan Type may be modified or revoked by Borrower through the Banking Day prior to the Minimum Notice Period, and shall thereafter be irrevocable. Each Notice of Conversion of Loan Type shall be delivered by first-class mail or telecopy to Administrative Agent at the office or to the telecopy number and as otherwise specified in Section 8.1; provided, however, that Borrower shall promptly deliver to Administrative Agent the original of any Notice of Conversion of Loan Type initially delivered by telecopy. Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion of Loan Type.

2.1.4 Loan Principal Payment. On the Maturity Date, Borrower shall repay to Administrative Agent, for the account of each Lender, the aggregate unpaid principal amount of the Loans made by such Lender, with any remaining unpaid principal, interest, fees and costs due and payable on such date, except that with respect to any Federal Funds Rate Loans (a) Borrower shall repay such Federal Funds Rate Loans on a Banking Day not later than the fourth Banking Day after the date of the requested Federal Funds Rate Borrowing and (b) Borrower shall not use the proceeds of any Federal Funds Rate Loans to repay Federal Funds Rate Loans outstanding hereunder. From and after the Maturity Date, upon payment in full of the aggregate principal amount of the Loans, all accrued and unpaid interest thereon and all other amounts owed by Borrower to Administrative Agent or the Lenders hereunder and under the other Credit Facility Documents, the Lenders shall promptly mark any Notes cancelled and return such cancelled Notes to Borrower.

2.1.5 Promissory Notes. The obligation of Borrower to repay the Loans made by each Lender and to pay interest thereon at the rates provided herein shall, upon the written request of any Lender, be evidenced by Notes in the form of Exhibit B (each, a “Note”), each payable to such Lender and in the principal amount of such Lender’s Commitment. Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Note, and/or in such Lender’s internal records, the date and amount of each Loan made by such Lender, and each payment or prepayment of principal thereunder and agrees that all such notations shall constitute prima facie evidence of the matters noted. Borrower further authorizes each Lender to attach to and make a part of such Lender’s Note continuations of the schedule attached thereto as necessary. No failure to make any such notations, nor any errors in making any such notations shall affect the validity of Borrower’s obligation to repay the full unpaid principal amount of the Loans or the duties of Borrower hereunder or thereunder.

2.1.6 Optional Prepayments. Borrower may, at its option and without penalty, upon notice to Administrative Agent before 11:00 a.m. on the date of prepayment (which shall be a Banking Day), in the case of ABR Loans or Federal Funds Rate Loans, or upon at least three Banking Days’ notice to Administrative Agent, in the case of LIBOR Loans, prepay any Loans in whole or in part in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (except in the case of a prepayment of all the Loans). Upon the prepayment of any Loan, Borrower shall pay to Administrative Agent for the account of the Lender which made such Loan (i) all accrued interest to the date of such prepayment on the amount prepaid and (ii) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all Liquidation Costs incurred by such Lender as a result of such prepayment (pursuant to the terms of Section 2.8).

2.2 Letter of Credit Facility.

2.2.1 Issuance of the Letter of Credit. (a) Subject to the terms and conditions set forth in this Agreement and the applicable Application, each LC Issuing Bank shall, during the Availability Period on each Banking Day specified in a Notice of LC Activity described in Section 2.2.3, issue Letters of Credit, extend the expiry date of any Letter of Credit or increase the Stated Amount of any Letter of Credit (as applicable), for the account of Borrower, of the Letter(s) of Credit to which such Notice of LC Activity relates, and deliver each such Letter of Credit (or a notice of extension of the expiry date thereof or increase in the Stated Amount thereof) to the applicable LC Beneficiary. Subject to Section 2.2.6(b), an LC Issuing Bank shall not modify the conditions for draws or terms of availability for any Letter of Credit issued and outstanding hereunder without Borrower’s consent. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the applicable Application, the terms and conditions of this Agreement shall control.

(b) Subject to the terms and conditions hereof, each letter of credit issued by JPMCB, as issuing bank, under the Existing Credit Agreement that is outstanding on the Effective Date shall automatically be continued hereunder on the Effective Date by JPMCB as an LC Issuing Bank hereunder, and as of the Effective Date the Lenders shall acquire a participation therein as if such Letter of Credit were issued hereunder, and each such Letter of Credit shall be deemed a Letter of Credit for all purposes of this Agreement as of the Effective Date.

2.2.2 Availability; Expiration Date of Letters of Credit. The LC Issuing Banks shall have no obligation to issue any Letter of Credit, extend the expiry date of any Letter of Credit or increase the Stated Amount of any Letter of Credit if, after giving effect to such issuance, extension or increase, (a) the sum of the aggregate Stated Amount of all Letters of Credit then outstanding, the aggregate amount of Reimbursement Obligations then outstanding and the aggregate principal amount of all Loans then outstanding hereunder would exceed the Total Commitment or (b) in the event at the time of such issuance, extension or increase there shall be different Maturity Dates for the Lenders, the aggregate Stated Amount of all Letters of Credit then outstanding which have an expiry date after the then earliest Maturity Date of any

Lender would exceed the aggregate Commitments as to which the Maturity Date has been extended to a date after such earliest Maturity Date. Notwithstanding anything herein to the contrary, each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Banking Days prior to the Maturity Date (or, if at any time there shall be different Maturity Dates for the Lenders, subject to clause (b) of the immediately preceding sentence).

2.2.3 Notice of LC Activity. Borrower may from time to time request the issuance of a Letter of Credit, the extension of the expiry date of any Letter of Credit or the increase in the Stated Amount of any Letter of Credit by delivering to Administrative Agent and the relevant LC Issuing Bank an irrevocable written notice in the form of Exhibit C-4, appropriately completed (a “Notice of LC Activity”), which specifies, among other things:

(a) the particulars of the Letter of Credit to be issued or the specific Letter of Credit to be extended or the Stated Amount of which is to be increased;

(b) the name of the LC Issuing Bank for such Letter of Credit;

(c) the issue date and expiration date of the Letter of Credit to be issued or extended (which shall be subject to the last sentence of Section 2.2.2); and

(d) the Stated Amount of such Letter of Credit which together with the aggregate Stated Amount of all Letters of Credit then outstanding, the aggregate amount of Reimbursement Obligations then outstanding and the aggregate principal amount of all Loans made hereunder, shall not exceed the then Total Commitments.

Borrower shall give the Notice of LC Activity to Administrative Agent and the relevant LC Issuing Bank at least two Banking Days before the requested date of issuance of any Letter of Credit, and at least two Banking Days before the requested date of extension, or increase in the Stated Amount, of any Letter of Credit. Any Notice of LC Activity, once given by Borrower, may not be modified or revoked.

2.2.4 Reimbursement. Each LC Issuing Bank shall notify Borrower of any Drawing Payment under any Letter of Credit issued by such LC Issuing Bank within one Banking Day after the date that such Drawing Payment is made (the date such Drawing Payment is made, the “Drawing Date”); provided, however, that such LC Issuing Bank’s failure to provide such notification shall not relieve Borrower of its Reimbursement Obligation. No later than 12:00 noon on the Banking Day next following receipt of such notice, Borrower shall either make or cause to be made to such LC Issuing Bank a payment, or Borrower shall deliver a Notice of Borrowing for an ABR Loan to be made to Borrower on such Banking Day, or a combination of a payment and delivery of such a Notice of Borrowing, in an aggregate amount (the “Reimbursement Payment”) equal to the sum of (a) the full amount of such Drawing Payment and (b) interest thereon for each day or portion thereof until such Drawing Payment is paid in full made at a rate equal to (i) from the Drawing Date through such next following Banking Day, the Alternate Base Rate plus the Applicable Rate then applicable to ABR Loans and (ii) thereafter, the Default Rate; provided that (x) such Reimbursement Payment shall be for the benefit of each Lender (in proportion to its Proportionate Share) to the extent that, prior to the time such Reimbursement Payment is made, such Lender has, pursuant to Section 2.2.7, paid such LC Issuing Bank its respective Proportionate Share of the Drawing Payment made by such LC Issuing Bank; (y) the proceeds of any ABR Loans or Federal Funds Rate Loans shall be applied by Administrative Agent to the extent required to make the respective Reimbursement Payment, and (z) in the event Borrower shall fail to obtain any such ABR Loans or Federal Funds Rate Loans, Borrower shall forthwith make such Reimbursement Payment. If a Reimbursement Payment is made in the full amount of such Drawing Payment by 3:00 p.m. on the applicable Drawing Date, no interest shall be payable on such Drawing Payment.

2.2.5 Reimbursement Obligation Absolute. The Reimbursement Obligation of Borrower for each Drawing Payment shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under and without regard to any circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any of the other Credit Facility Documents; (b) any amendment or waiver of or any consent to departure from all or any terms of any of the Letters of Credit, this Agreement or any of the other Credit Facility Documents; (c) the existence of any claim, setoff, defense or other right which Borrower may have at any time against any LC Beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such LC Beneficiary or transferee may be acting), any LC Issuing Bank, Administrative Agent, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, the transactions contemplated herein or in the other Credit Facility Documents, or in any unrelated transactions; (d) any breach of contract or dispute among or between Borrower, any LC Issuing Bank, Administrative Agent, any Lender, or any other Person; (e) any demand, statement, certificate, draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (f) payment by any LC Issuing Bank under any Letter of Credit against presentation of any demand, statement, certificate, draft or other document which does not strictly comply with the terms of such Letter of Credit; (g) any non-application or misapplication by an LC Beneficiary of the proceeds of any Drawing Payment under a Letter of Credit or any other act or omission of an LC Beneficiary in connection with a Letter of Credit; (h) any extension of time for or delay, renewal or compromise of or other indulgence or modification to the Drawing Payment granted or agreed to by any LC Issuing Bank, Administrative Agent or any Lender, with or without notice to or approval by Borrower; (i) any failure to preserve or protect any collateral, any failure to perfect or preserve the perfection of any lien thereon, or the release of any of the collateral securing the performance or observance of the terms of this Agreement or any of the other Credit Facility Documents; (j) the solvency or financial responsibility of any party issuing any documents in connection with the Letter of Credit; (k) any error in the transmission of any message relating to a Letter of Credit not caused by the LC Issuing Bank thereof, or any delay or interruption in any such message; (l) any error, neglect or default of any correspondent of any LC Issuing Bank in connection with a Letter of Credit; (m) any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of any LC Issuing Bank; (n) so long as an LC Issuing Bank in good faith determines that the contract or document appears substantially to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to such LC Issuing Bank in connection with a Letter of

Credit except to the extent such LC Issuing Bank’s actions are judicially determined to have constituted gross negligence; or (o) any other circumstances or happenings whatsoever relating to Borrower or such Reimbursement Obligation, whether or not similar to any of the foregoing, including any commercial frustration of purpose, any Regulatory Change, any failure of an LC Beneficiary or any other Person to perform or observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection with the Credit Facility Documents to which each is a party; provided, however, that nothing in this Section 2.2.5 shall relieve any LC Issuing Bank, Administrative Agent or any Lender from liability for its gross negligence or willful misconduct.

2.2.6 Reduction and Reinstatement of Stated Amount. (a) The Stated Amount of each Letter of Credit shall be reduced by the amount of Drawing Payments made in respect thereof. Notwithstanding anything to the contrary contained in this Section 2.2.6, once so reduced, the Stated Amount of any Letter of Credit shall not be reinstated except upon payment by Borrower of the Reimbursement Obligation corresponding to such Drawing Payment and satisfaction of the conditions for an increase in the Stated Amount of a Letter of Credit set forth in Section 3.2.

(b) Upon the occurrence and during the continuation of an Event of Default under Section 6.1 or at such time as, pursuant to the terms hereof, Administrative Agent and the Lenders have accelerated the Obligations and upon the request of Administrative Agent (acting at the direction of the relevant LC Issuing Bank or Required Lenders), Borrower shall deposit in an account with Administrative Agent, in the name of Administrative Agent for the benefit of such LC Issuing Bank and the Lenders, an amount equal to the then Aggregate LC Stated Amount. Such deposit shall be held by Administrative Agent as collateral for the payment and performance of the Obligations of Borrower as provided below. Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by Administrative Agent to reimburse the relevant LC Issuing Bank for Drawing Payments for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of any contingent Reimbursement Obligations with respect to outstanding Letters of Credit. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid or to any other Obligations hereunder) shall be returned to Borrower, within three Banking Days after all Events of Default have been cured or waived and all amounts due and payable to Administrative Agent and the Lenders hereunder have been paid. In addition, upon the occurrence and during the continuation of an Event of Default under Section 6.1.3, Administrative Agent (acting at the direction of the relevant LC Issuing Banks or Required Lenders) shall be entitled to cancel all outstanding Letters of Credit any time at least 30 days after delivery to the LC Beneficiary of each Letter of Credit that will be canceled a written notice of such intent to cancel, whereupon the LC Beneficiary shall be entitled to draw upon the applicable Letter of Credit in accordance with its terms.

2.2.7 Lender Participation. By the issuance of a Letter of Credit by an LC Issuing Bank (and an amendment to a Letter of Credit increasing the amount thereof) and without further action on the part of such LC Issuing Bank or the Lenders, such LC Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such LC Issuing Bank, a participation in such Letter of Credit in an amount equal to such Lender’s Proportionate Share of the Stated Amount of such Letter of Credit, and the issuance of a Letter of Credit shall be deemed a confirmation to the LC Issuing Banks of such participation in such amount. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of the relevant LC Issuing Bank, such Lender’s Proportionate Share of each Reimbursement Obligation made by such LC Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.2.4, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.2.7 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever. Each LC Issuing Bank may request the Lenders to pay to such LC Issuing Bank their respective Proportionate Shares of all or any portion of any Drawing Payment made or to be made by such LC Issuing Bank under any Letter of Credit by contacting each Lender and Administrative Agent telephonically (promptly confirmed in writing) within two Banking Days after such LC Issuing Bank has received notice of or request for such Drawing Payment, and specifying the amount of such Drawing Payment, such Lender’s Proportionate Share thereof, and the date on which such Drawing Payment is to be made or was made; provided, however, that such LC Issuing Bank shall not request the Lenders to make any payment under this Section 2.2.7 in connection with any portion of a Drawing Payment for which such LC Issuing Bank has been reimbursed through a Reimbursement Payment by Borrower (unless such Reimbursement Payment has been thereafter recovered by Borrower). Upon receipt of any such request for payment from such LC Issuing Bank, each Lender shall pay to such LC Issuing Bank such Lender’s Proportionate Share of the unreimbursed portion of such Drawing Payment, together with interest thereon at a per annum rate equal to the Federal Funds Rate, as in effect from time to time, from the date of such Drawing Payment to the date on which such Lender makes payment. Each Lender’s obligation to make each such payment to such LC Issuing Bank shall be absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence or continuance of any Inchoate Default or Event of Default, or the failure of any other Lender to make any payment under this Section 2.2.7, and each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. If any Reimbursement Payment is made to Administrative Agent or any LC Issuing Bank, Administrative Agent or such LC Issuing Bank, as applicable, shall pay to each Lender which has paid its Proportionate Share of the Drawing Payment such Lender’s Proportionate Share of the Reimbursement Payment and shall, in the case of Administrative Agent, pay to such LC Issuing Bank and, in the case of such LC Issuing Bank, retain, the balance of such Reimbursement Payment.

2.2.8 Commercial Practices. Borrower assumes all risks of the acts or omissions of any LC Beneficiary or transferees of any Letter of Credit with respect to the use of such Letter of Credit. Borrower agrees that neither any LC Issuing Bank, Administrative Agent nor any Lender (nor any of their respective directors, officers, or employees) shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or for any acts or omissions of any LC Beneficiary or transferee in connection therewith; (b) any reference which may be made to this Agreement or to any Letter of Credit in any agreements, instruments or other documents; (c) the validity, sufficiency or genuineness of documents other than the Letters of Credit, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged or any statement therein proved to be untrue or inaccurate in any respect whatsoever; (d) payment by any LC Issuing Bank against presentation of documents which do not strictly comply with the terms of the applicable Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that an LC Issuing Bank shall be liable to Borrower for acts or events described in clauses (a) through (e) above, to the extent, but only to the extent, of any direct damages, as opposed to indirect, special or consequential damages, suffered by Borrower which Borrower proves were caused by (i) any LC Issuing Bank’s willful misconduct or gross negligence in determining whether a drawing made under the applicable Letter of Credit complies with the terms and conditions therefor stated in such Letter of Credit or (ii) any LC Issuing Bank’s willful failure to pay under any Letter of Credit after a drawing by the respective LC Beneficiary strictly complying with the terms and conditions of the applicable Letter of Credit. Without limiting the foregoing, any LC Issuing Bank may accept any document that appears on its face to be in order, without responsibility for further investigation. Borrower hereby waives any right to object to any payment made under a Letter of Credit with regard to a drawing that is in the form provided in such Letter of Credit but which varies with respect to punctuation (except punctuation with respect to any Dollar amount specified therein), capitalization, spelling or similar matters of form.

2.2.9 Liability of LC Issuing Banks. Each LC Issuing Bank shall be entitled to the protection accorded to Administrative Agent pursuant to Section 7.1.2 with such conforming changes thereto as may necessary to make such provisions applicable to each LC Issuing Bank.

2.3 Total Commitment and Fees.

2.3.1 Total Commitment. The sum of (a) the aggregate principal amount of all Loans made by the Lenders plus (b) the aggregate Stated Amount of all Letters of Credit issued hereunder outstanding at any time plus (c) the aggregate amount of Reimbursement Obligations outstanding at any time shall not exceed $200,000,000, subject to reductions or increases by Borrower pursuant to Section 2.3.2 or 2.3.3 (as so reduced or increased from time to time, the “Total Commitment”).

2.3.2 Optional Reductions and Cancellations. Borrower may, from time to time upon three Banking Days’ written notice to Administrative Agent (who shall promptly deliver such notice to the Lenders), permanently reduce, by an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or cancel in its entirety, the unused portion of the Total Commitment. Borrower shall pay to Administrative Agent any Commitment Fee then due on such cancelled amount upon any such reduction or cancellation. From the effective date of any such reduction, the Commitment Fee shall be computed on the basis of the unused Total Commitment as so reduced. Once reduced or cancelled, the Total Commitment may not be increased or reinstated, provided that the reduction of the Total Commitments shall not preclude a subsequent increase thereof in accordance with Section 2.3.3. Any reductions pursuant to this Section 2.3.2 shall be applied ratably to each Lender’s respective Commitments in accordance with Section 2.6.1.

2.3.3 Increase of Total Commitments.

(a) Requests for Commitment Increase. Borrower may, at any time, propose that the Total Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”) by having an existing Lender agree to increase its then existing Commitment (each an “Increasing Lender”) and/or by adding as a new Lender hereunder any Person which shall agree to provide a Commitment hereunder (each an “Assuming Lender”), in each case with the consent of Administrative Agent (such consent not to be unreasonably withheld) and each LC Issuing Bank, by notice to Administrative Agent specifying the amount of the relevant Commitment Increase, the Lender or Lenders providing for such Commitment Increase and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Banking Day at least three Banking Days after delivery of such notice and 30 days prior to the Maturity Date; provided that:

(A) the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase shall be $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

(B) the Total Commitments shall be increased at any time in an aggregate minimum amount of $10,000,000;

(C) the aggregate amount of all Commitment Increases hereunder shall not exceed $50,000,000;

(D) no Inchoate Default or Event of Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and

(E) each representation and warranty set forth in Article IV shall be true and correct as if made on and as of the date of the Commitment Increase Date, before and after giving effect thereto and the application of the proceeds therefrom, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct as of such other time.

No Lender shall be obligated to become an Increasing Lender hereunder.

(b) Effectiveness of Commitment Increase. Each Commitment Increase (and the increase of the Commitment of each Increasing Lender and/or the new Commitment of each Assuming Lender, as applicable, resulting therefrom) shall become effective as of the relevant Commitment Increase Date upon receipt by Administrative Agent, on or prior to 9:00 a.m. on such Commitment Increase Date, of (A) a certificate of a duly authorized officer of Borrower stating that the conditions with respect to such Commitment Increase under this paragraph (b) have been satisfied and (B) an agreement, in form and substance satisfactory to Borrower and Administrative Agent, pursuant to which, effective as of such Commitment Increase Date, the Commitment of each such Increasing Lender shall be increased or each such Assuming Lender, as applicable, shall undertake a Commitment, duly executed by such Increasing Lender or Assuming Lender, as the case may be, and Borrower and acknowledged by Administrative Agent. Upon Administrative Agent’s receipt of a fully executed agreement from each Increasing Lender and/or Assuming Lender referred to in clause (B) above, together with the certificate referred to in clause (A) above, Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Commitment Increase to Borrower and the Lenders (including, if applicable, each Assuming Lender). On each Commitment Increase Date Borrower shall simultaneously (i) prepay in full the outstanding Loans (if any) held by the Lenders immediately prior to giving effect to the relevant Commitment Increase, (ii) if Borrower shall have so requested in accordance with this Agreement, borrow new Loans from all Lenders (including, if applicable, any Assuming Lender) such that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase) and (iii) pay to the Lenders the amounts, if any, payable under Section 2.7.

2.3.4 Extension of Maturity Date.

(a) Request for Extension. Borrower may, by notice to Administrative Agent (which shall promptly notify the Lenders) not more than 60 days and not less than 30 days prior to each anniversary of the Effective Date (such anniversary date, the “Extension Date”), request (each, an “Extension Request”) that the Lenders extend the Maturity Date then in effect (the “Existing Maturity Date”) for an additional one year, provided that no more than two Extension Requests shall be permitted hereunder. Each Lender, acting in its sole discretion, shall, by notice to Borrower and Administrative Agent given not later than the 20th day (or such later day as shall be acceptable by Borrower) following the date of Borrower’s notice, advise Borrower whether or not such Lender agrees to such extension; provided that any Lender that does not so advise Borrower shall be deemed to have denied such Extension Request. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(b) Replacement of Non-extending Lenders. Borrower shall have the right at any time on, prior to or following the relevant Extension Date to replace any non-extending Lender with, and otherwise add to this Agreement, one or more other lenders (which may include any Lender) (each an “Additional Commitment Lender”) in each case with the consent of Administrative Agent (such consent not to be unreasonably withheld) and each LC Issuing Bank. Each Additional Commitment Lender which has been so approved shall enter into an agreement in form and substance satisfactory to Borrower and Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Extension Date (or the effective date of such replacement, if later), undertake a Commitment and (if not already a Lender under this Agreement) become a Lender hereunder (and, if such Additional Commitment Lender is already a Lender, agree to increase its Commitment hereunder) in the agreed amount as long as each Non-extending Lender being replaced is paid in full.

(c) Effectiveness of Extension. If (and only if) the Total Commitments of the Lenders that have agreed in connection with any Extension Request to extend the Existing Maturity Date and the additional Commitments of the Additional Commitment Lenders shall be at least 50% of the total Commitments in effect immediately prior to the Extension Date, then, effective as of the Extension Date, the Maturity Date, with respect to the Commitment of each Lender that has agreed to so extend its Commitment and of each Additional Commitment Lender (if any) shall be extended to the date falling one year after the Existing Maturity Date (or, if such date is not a Banking Day, such Maturity Date as so extended shall be the next preceding Banking Day), and each Additional Commitment Lender which shall replace any non-extending Lender pursuant to Section 2.3.4(b) shall become a “Lender” for all purposes of this Agreement effective as of the date of such replacement.

Notwithstanding the foregoing, the extension of the Existing Maturity Date shall not be effective with respect to any Lender unless as of the relevant Extension Date (i) no Inchoate Default or Event of Default shall have occurred and be continuing and (ii) each representation and warranty set forth in Article IV shall be true and correct as if made on and as of such date, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct as of such other time (and Administrative Agent shall have received a certification to such effect from a Responsible Officer of Borrower, together with such evidence and other related documents as Administrative Agent may reasonably request with respect to the Obligors’ authorization of the extension and their respective obligations hereunder).

Notwithstanding anything herein to the contrary, with respect to the Commitment of any Lender that has not approved any Extension Request and has not been replaced as a Lender hereunder pursuant to Section 2.3.4(b), the Maturity Date for such Lender shall remain unchanged (and the Commitment of such Lender (including its obligations in respect of any participation in respect of any Letters of Credit) shall terminate, and the Loans made by such Lender shall mature and be payable by Borrower, and all other amounts owing to such Lender hereunder shall be payable, on such date).

2.4 Fees.

2.4.1 Commitment Fee. On the third Banking Day after the end of each calendar quarter (where all or any portion of such calendar quarter occurs on or after the Effective Date) and on the Maturity Date (or, if the Total Commitment is cancelled prior to such date, on the date of such cancellation), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Effective Date or the first day of such quarter, as the case may be, a commitment fee (the “Commitment Fee”) for such quarter (or portion thereof) then ending on the daily average unused portion of the Total Commitment during such quarter (or portion thereof) which shall accrue at the Applicable Rate.

2.4.2 Letter of Credit Fees.

2.4.2.1 On the third Banking Day after the end of each calendar quarter (where all or any portion of such calendar quarter occurs on or after the Effective Date) commencing on the Effective Date and ending on the Maturity Date and on the Expiration Date of each Letter of Credit, Borrower shall pay to Administrative Agent for the benefit of the LC Issuing Bank of such Letter of Credit, accruing from the date of issuance of such Letter of Credit, a Letter of Credit fee (the “LC Bank Letter of Credit Fee”) for such quarter (or portion thereof) then ending in an amount as agreed between Borrower and such LC Issuing Bank.

2.4.2.2 Borrower agrees to pay each LC Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

2.4.2.3 On the third Banking Day after the end of each calendar quarter (where all or any portion of such calendar quarter occurs on or after the Effective Date) commencing on the Effective Date and ending on the Maturity Date, Borrower shall pay to Administrative Agent for the benefit of the Lenders, a Letter of Credit fee (the “Lenders Letter of Credit Fee”) on the face amount of each such Letter of Credit for such quarter (or portion thereof) then ending on all outstanding Letters of Credit which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBOR Loans.

2.4.3 Calculation of Fees. All fees payable under this Section 2.4 shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.5 Other Payment Terms.

2.5.1 Place and Manner. Each Obligor shall make all payments due to each Lender hereunder to Administrative Agent, for the account of such Lender, to an account specified by Administrative Agent for such purpose, in lawful money of the United States and in immediately available funds not later than 12:00 noon on the date on which such payment is due, without set-off or counterclaim. Any payment received after such time on any day shall be deemed received on the Banking Day after such payment is received. Administrative Agent shall disburse to each Lender each such payment received by Administrative Agent for such Lender, such disbursement to occur on the day such payment is received if received by 12:00 noon, otherwise on the next Banking Day.

2.5.2 Date. Whenever any payment due hereunder shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be, without duplication of any interest or fees so paid in the next subsequent calculation of interest or fees payable.

2.5.3 Late Payments. If any amounts required to be paid by any Obligor under this Agreement or the other Credit Facility Documents (including principal or interest payable on any Loan, and any fees or other amounts otherwise payable to Administrative Agent or any Lender) remain unpaid after such overdue amounts are due, such Obligor shall pay interest (including following any Bankruptcy Event with respect to any Obligor) on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Default Rate.

2.5.4 Net of Taxes, Etc.

2.5.4.1 Taxes. Subject to each Lender’s compliance with Section 2.5.7, any and all payments to or for the benefit of Administrative Agent or any Lender by any Obligor hereunder or under any other Credit Facility Document shall be made free and clear of and without deduction, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (excluding income and franchise taxes imposed on or measured by the net income, net profits or capital of Administrative Agent or such Lender by any jurisdiction or any political subdivision or taxing authority thereof or therein as a result of a connection between such Lender and such jurisdiction or political subdivision, unless such connection results solely from such Lender’s executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement or any Note) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”), shall be equal to the amounts otherwise specified to be paid under this Agreement and the other Credit Facility Documents. If any Obligor shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any other Credit Facility Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5.4), Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor shall make such deductions and (iii) such Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, any Obligor agrees to pay any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies (not including income or franchise taxes) that arise under the laws of the United States of America, the State of New York or the State of Florida from any payment made hereunder or under any other Credit Facility Document or from the execution or delivery or otherwise with respect to this Agreement or any other Credit Facility Document (hereinafter referred to as “Other Taxes”).

2.5.4.2 Indemnity. Each Obligor shall indemnify each Lender for and hold it harmless against the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.5.4) paid by any Lender, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that no Obligor shall be obligated to indemnify any Lender for any penalties, interest or expenses relating to Taxes or Other Taxes arising from such Lender’s gross negligence or willful misconduct. Each Lender agrees to give notice to the Obligors of the assertion of any claim against such Lender relating to such Taxes or Other Taxes as promptly as is practicable after being notified of such assertion, and in no event later than 90 days after the principal officer of such Lender responsible for administering this Agreement obtains knowledge thereof; provided that any Lender’s failure to notify any Obligor of such assertion within such 90 day period shall not relieve such Obligor of its obligation under this Section 2.5.4 with respect to Taxes or Other Taxes, penalties, interest or expenses arising prior to the end of such period, but shall relieve such Obligor of its obligations under this Section 2.5.4 with respect to Taxes and Other Taxes, penalties, interest or expenses accruing between the end of such period and such time as such Obligor receives notice from such Lender as provided herein. Payments by any Obligor pursuant to this indemnification shall be made within 30 days from the date such Lender makes written demand therefor (submitted through Administrative Agent), which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.

2.5.4.3 Receipts. Within 30 days after the date of any payment of Taxes by any Obligor, such Obligor shall furnish to Administrative Agent, at its address referred to in Section 8.1, the original or a certified copy of a receipt evidencing payment thereof or if such receipt is not obtainable, other evidence of such payment by such Obligor reasonably satisfactory to Administrative Agent. Each Obligor shall compensate each Lender for all reasonable losses and expenses sustained by such Lender as a result of any failure by such Obligor to so furnish such copy of such receipt.

2.5.4.4 Conduits. Notwithstanding anything to the contrary contained in this Section 2.5.4, if a Lender is a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the Treasury Regulations issued thereunder) then with respect to any payments made by any Obligor under this Agreement or under any Note, such Obligor shall not be obligated to pay additional amounts to such Lender pursuant to this Section 2.5.4 to the extent that the amount of United States Taxes exceeds the amount that would have otherwise been payable if such Lender were not a conduit entity participating in a conduit financing arrangement.

2.5.4.5 Survival of Obligations. The obligations of any Obligor under this Section 2.5.4 shall survive the termination of this Agreement and the repayment of the Obligations.

2.5.5 Application of Payments. Payments made under this Agreement or the other Credit Facility Documents shall (a) first be applied to any fees, costs, charges or expenses due and payable to Administrative Agent and the Lenders hereunder or under the other Credit Facility Documents, (b) next to any accrued but unpaid interest then due and owing, and (c) then to outstanding principal then due and payable or otherwise to be prepaid.

2.5.6 Failure to Pay Administrative Agent. Unless Administrative Agent shall have received notice from an Obligor at least two Banking Days prior to the date on which any payment is due to the Lenders hereunder that such Obligor will not make such payment in full, Administrative Agent may assume that such Obligor has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent an Obligor shall not have so made such payment in full to Administrative Agent, such Lender shall repay to Administrative Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules for interbank compensation. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 2.5.6 shall be conclusive in the absence of demonstrable error.

2.5.7 Withholding Exemption Certificates. Each Lender that is not formed under the laws of the United States of America or a state thereof upon becoming a Lender hereunder including any entity to which any Lender grants a participation or otherwise transfers its interest in this Agreement, agrees that it will deliver to Administrative Agent and the Obligors two duly completed copies of United States Internal Revenue Service Form W-8ECI or W-8BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Lender which delivers to the Obligors and Administrative Agent a Form W-8ECI or W-8BEN pursuant to the preceding sentence further undertakes to deliver to the Obligors and Administrative Agent further copies of the said letter and Form W-8ECI or W-8BEN, or successor applicable forms, or other manner of certification or procedure, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or within a reasonable time after gaining knowledge of the occurrence of any event requiring a change in the most recent letter and forms previously delivered by it to the Obligors, and such extensions or renewals thereof as may reasonably be requested by the Obligors, certifying in the case of a Form W-8ECI or W-8BEN that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any change in any treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would reasonably prevent a Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Obligor that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of Form W-8ECI or W-8BEN, establishing an exemption from United States backup withholding tax. No Obligor shall be obligated, however, to pay any additional amounts in respect of United States Federal income tax pursuant to Section 2.5.4.1 (or make an indemnification payment pursuant to Section 2.5.4.2) to any Lender (including any entity to which any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement) if the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure of such Lender to comply with its obligations under this Section 2.5.7.

2.6 Pro Rata Treatment.

2.6.1 Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein (including in Section 2.3.3), (a) each Borrowing and each reduction of the Total Commitment shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares then in effect, (b) each payment of principal and interest on the Loans shall be made pro rata among the holders of the Loans according to the respective principal amounts of the Loans held by them and (c) each payment of Commitment Fees and Lenders Letter of Credit Fees shall be shared among the Lenders pro rata according to their respective Proportionate Shares.

2.6.2 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) hereunder in excess of its ratable share of payments in accordance with Section 2.6.1, such Lender shall forthwith purchase from the other Lenders to which such payments were required to be made such participations in the Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from such Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (a) the amount of such other Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Obligor agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.6.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Obligor in the amount of such participation.

2.7 Change of Circumstances.

2.7.1 Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loans, (a) Administrative Agent determines that the Adjusted LIBO Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, or (b) the Required Lenders shall advise Administrative Agent that (i) the rates of interest for such LIBOR Loans do not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans or (ii) deposits in Dollars in the London interbank market are not available to such Lenders (as conclusively certified by each such Lender in good faith in writing to Administrative Agent and to Borrower) in the ordinary course of business in sufficient amounts to make and/or maintain its LIBOR Loans, Administrative Agent shall immediately give notice of such condition to Borrower. After the giving of any such notice and until Administrative Agent shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist, Borrower’s right to request the making of or conversion to, and the Lenders’ obligations to make or convert to, LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any suspension shall be converted at the end of the then current Interest Period for such Loans into ABR Loans, as applicable, unless such suspension has then ended.

2.7.2 Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any

Lender or Borrower with any request or directive (whether or not having the force of law, but if not having the force of law, being of the type with which a Lender customarily complies) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, such Lender shall immediately notify Administrative Agent and Borrower of such Change of Law. Upon receipt of such notice, (a) Borrower’s right to request the making of or conversion to, and the Lenders’ obligations to make or convert to, LIBOR Loans, as the case may be, shall be suspended for so long as such condition shall exist, and (b) Borrower shall, at the request of such Lender, either (i) pursuant to Section 2.1.4, convert any then outstanding LIBOR Loans into ABR Loans at the end of the current Interest Periods for such Loans, or (ii) immediately repay or convert (at Borrower’s option) LIBOR Loans into ABR Loans if such Lender shall notify Borrower that such Lender may not lawfully continue to fund and maintain such Loans as LIBOR Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans shall be deemed a prepayment thereof for purposes of Section 2.8.

2.7.3 Increased Costs. If, after the date of this Agreement, any Change of Law:

2.7.3.1 Shall subject any Lender to any tax, duty or other charge with respect to any LIBOR Loan, or Commitment in respect thereof, or shall change the basis of taxation of payments by any Obligor to any Lender on such a Loan or with respect to any such Commitment (except for Taxes, Other Taxes or changes in the rate of taxation on the overall net income of any Lender); or

2.7.3.2 Shall impose, modify or hold applicable any reserve, special deposit or similar requirement (without duplication of any reserve requirement included within the applicable interest rate through the definition of “Statutory Reserve Rate”) against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by, any Lender for any LIBOR Loan; or

2.7.3.3 Shall impose on any Lender any other condition directly related to any LIBOR Loan or Commitment in respect thereof;

and the effect of any of the foregoing is to increase the cost to such Lender of making, issuing, creating, renewing, participating in or maintaining any such LIBOR Loan or Commitment in respect thereof or to reduce any amount receivable by such Lender hereunder; then Borrower shall from time to time, within 30 days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount, submitted by such Lender to Borrower, shall, in the absence of demonstrable error, be conclusive and binding on the Obligors for purposes of this Agreement.

2.7.4 Capital Requirements. If any Lender determines that (a) any Change of Law after the date of this Agreement increases the amount of capital required or expected to be maintained by such Lender, or the Lending Office of such Lender or any Person controlling such

Lender (a “Capital Adequacy Requirement”), and (b) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), Borrower shall pay to Administrative Agent on behalf of such Lender or such Person, within 30 days after demand of Administrative Agent on behalf of such Lender or such Person, such amounts as such Lender or such Person shall reasonably determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital. A certificate of such Lender or such Person, setting forth in reasonable detail the computation of any such increased costs, delivered to Borrower by Administrative Agent on behalf of such Lender or such Person shall, in the absence of demonstrable error, be conclusive and binding on the Obligors for purposes of this Agreement.

2.7.5 Notice; Participating Lenders’ Rights. Each Lender shall notify Borrower of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 2.7, as promptly as practicable, and in no event later than 180 days after the principal officer of such Lender responsible for administering this Agreement obtained knowledge thereof; provided, however, that the failure to give Borrower notice within such 180 day period and to make such determination during such periods shall not relieve Borrower of the obligation under this Section 2.7 with respect to any claim arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.7 with respect to the time between the end of such period and such time as Borrower receives notice from such Lender as provided herein. No Person purchasing from a Lender a participation in any Commitment (as opposed to an assignment) shall be entitled to any payment from or on behalf of Borrower pursuant to Section 2.7.3 or Section 2.7.4 which would be in excess of the applicable proportionate amount (based on the portion of the Commitments in which such Person is participating) which would then be payable to such Lender if such Lender had not sold a participation in that portion of the Commitment.

2.8 Funding Losses.

If Borrower shall (a) repay or prepay any LIBOR Loans on any day other than the last day of an Interest Period for such Loans, (b) fail to borrow any LIBOR Loans in accordance with a Notice of Borrowing delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) after such notice has become irrevocable, (c) fail to convert any ABR Loans or Federal Funds Rate Loans into LIBOR Loans in accordance with a Notice of Conversion of Loan Type delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) after such notice has become irrevocable, (d) fail to continue a LIBOR Loan in accordance with a Confirmation of Interest Period Selection after such notice of confirmation has become irrevocable, or (e) fail to make any prepayment in accordance with any notice of prepayment delivered to Administrative Agent, Borrower shall, within 30 days after demand by any Lender, reimburse such Lender for all reasonable costs and losses incurred by such Lender (“Liquidation Costs”) due to such payment, prepayment or failure. Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund LIBOR Loans (other than non-receipt of the Applicable Rate in respect of the interest rate on LIBOR Loans). Each Lender demanding payment under this Section 2.8 shall deliver to Borrower a certificate setting forth in reasonable detail the amount of costs and losses for which demand is made. Such a certificate so delivered to Borrower shall, in the absence of demonstrable error, be conclusive and binding as to the amount of such loss for purposes of this Agreement.

2.9 Alternate Office, Minimization of Costs.

2.9.1 Minimization of Costs. To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its LIBOR Loans and otherwise take any reasonable actions to reduce any liability of the Obligors to any Lender under Sections 2.5.4, 2.7.3, 2.7.4 or 2.8, or to avoid the unavailability of any Type of Loans under Section 2.7.2 so long as (in the case of the designation of an alternative Lending Office) such Lender, in its sole discretion, does not determine that such designation is disadvantageous to such Lender.

2.9.2 Replacement Rights. If and with respect to each occasion that a Lender either (i) makes a demand for compensation pursuant to Section 2.5.4, 2.7.3 or 2.7.4, (ii) is unable for a period of three consecutive months to fund LIBOR Loans pursuant to Section 2.7.2 or such Lender wrongfully fails to fund a Loan or (iii) has failed to consent to any proposed waiver or amendment with respect to this Agreement that requires the consent of all the Lenders and with respect to which the Majority Lenders shall have granted their consent, Borrower may, upon at least five Banking Days’ prior irrevocable written notice to each of such Lenders and Administrative Agent, in whole permanently replace the Loans and Commitments of such Lender; provided that Borrower shall replace such Loans and Commitments with the Loans and Commitments of a lender reasonably satisfactory to Administrative Agent and satisfactory to each LC Issuing Bank. Such replacement Lender shall upon the effective date of replacement purchase the Obligations owed to such replaced Lender for the aggregate amount thereof and shall thereupon and for all purposes become a “Lender” hereunder. Such notice from Borrower shall specify an effective date for the replacement of such Lender’s Loans and Commitments, which date shall not be later than the 14th day after the day such notice is given. On the effective date of any replacement of such Lender’s Loans and Commitments and Obligations pursuant to this Section 2.9.2, Borrower shall pay to Administrative Agent for the account of such Lender (a) any fees due to such Lender to the date of such replacement; (b) the principal of and accrued interest on the principal amount of outstanding Loans held by such Lender to the date of such replacement (such amount to be represented by the purchase of the Obligations of such replaced Lender by the replacing Lender and not as a prepayment of such Loans), and (c) the amount or amounts due to such Lender pursuant to each of Sections 2.5.4, 2.7.3 or 2.7.4, as applicable, and any other amount then payable hereunder to such Lenders. In addition, if the replacement Lender was not previously a “Lender” hereunder, Borrower shall pay to Administrative Agent an administrative fee of $3,500. Borrower will remain liable to such replaced Lender for any Liquidation Costs that such Lender may sustain or incur as a consequence of the purchase of such Lender’s Loans (unless such Lender has defaulted on its obligation to fund a Loan hereunder). Upon the effective date of the purchase of any Lender’s Loans and termination of such Lender’s Commitments pursuant to this Section 2.9.2, such Lender shall cease to be a Lender hereunder. No such termination of such Lender’s Commitments and the purchase of such Lender’s Loans pursuant to this Section 2.9.2 shall affect (i) any liability or obligation of

Borrower or any other Lender to such terminated Lender, or any liability or obligation of such terminated Lender to Borrower or any other Lender, which accrued on or prior to the date of such termination or (ii) such terminated Lender’s rights hereunder in respect of any such liability or obligation.

2.9.3 Alternate Office. Any Lender may designate a Lending Office other than that set forth in its Administrative Questionnaire, and may assign all of its interests under the Credit Facility Documents, and its Note, to such Lending Office, provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Sections 2.5.4, 2.7.3 or 2.7.4, or make an interest rate option unavailable pursuant to Section 2.7.2.

ARTICLE III

CONDITIONS PRECEDENT

3.1 Conditions Precedent to Effectiveness.

The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

3.1.1 Credit Facility Documents. Delivery to Administrative Agent of executed originals of each Credit Facility Document.

3.1.2 Resolutions. Delivery to Administrative Agent of a copy of one or more resolutions or other authorizations of each of the Obligors in form and substance reasonably satisfactory to the Lenders and certified by an appropriate authorized officer as being in full force and effect on the Effective Date, authorizing the execution, delivery and performance of this Agreement and the other Credit Facility Documents and any instruments or agreements required hereunder or thereunder to which such Obligor is a party.

3.1.3 Incumbency. Delivery to Administrative Agent of a certificate in form and substance reasonably satisfactory to the Lenders, from each Obligor signed by the appropriate authorized officer and dated the Effective Date, as to the incumbency of the natural persons authorized to execute and deliver each Credit Facility Document and any instruments or agreements required hereunder or thereunder to which such Obligor is a party.

3.1.4 Legal Opinions. Delivery to Administrative Agent of legal opinions of counsel to the Obligors in form and substance reasonably satisfactory to Administrative Agent.

3.1.5 Accuracy of Representations and Warranties. Each representation and warranty set forth in Article IV shall be true and correct.

3.1.6 Financial Statements. The Lenders shall have received Company’s audited consolidated financial statements or Form 10-K for its fiscal years ended December 31, 2005 and December 31, 2006 and Company’s consolidated financial statements or Form 10-Q for its fiscal quarter ended March 31, 2007.

3.1.7 No Defaults. No Event of Default or Inchoate Default shall have occurred and is continuing or will result from the execution of this Agreement or any other Credit Facility Document.

3.1.8 Certificate of Obligors. Administrative Agent shall have received a certificate, dated as of the Effective Date, signed by a Responsible Officer of each Obligor, in substantially the form of Exhibit D.

3.1.9 Payment of Fees. All amounts required to be paid by the Obligors to the Lenders, Administrative Agent and Arrangers in connection with the execution and delivery of the Credit Facility Documents, and all taxes, fees and other costs payable in connection with the execution and delivery of the documents and instruments referred to in this Section 3.1 (or incorporated herein by reference) shall have been paid in full.

3.1.10 Repayment of Amounts under Existing Credit Agreement. Evidence, in form and substance satisfactory to Administrative Agent, that all amounts payable under the Existing Credit Agreement to the lenders party to the Existing Credit Agreement shall have been (or shall be simultaneously) paid in full, that any commitments of any such lender which is not a Lender hereunder to extend credit thereunder shall have been cancelled (it being agreed by the parties hereto that (i) such commitments of such lenders shall terminate as of the Closing Date and (ii) each lender under the Existing Credit Agreement that is a Lender hereunder shall have a Commitment hereunder as of the Closing Date in an amount equal to such Lenders’ Proportionate Share of the Total Commitments as of the Closing Date).

3.1.11 Solvency. As of the Effective Date (a) the amount of the “present fair saleable value” of the assets of Company and its Subsidiaries, taken as a whole, exceeds the amount of all “liabilities of Company and its Subsidiaries, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of Company and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the liabilities of Company and its Subsidiaries on their debts as such debts become absolute and matured, (c) Company and its Subsidiaries, taken as a whole, do not have an unreasonably small amount of capital with which to conduct their business, and (d) Company and its Subsidiaries, taken as a whole, are able to pay their debts (other than Non-Recourse Indebtedness) as they mature (and for purposes of the foregoing, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured), and Administrative Agent shall have received a certificate from the chief financial officer of Company to that effect.

Administrative Agent shall notify Obligors and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

3.2 Conditions Precedent to Each Extension of Credit.

The obligation of the Lenders to make each Loan and the obligation of any LC Issuing Bank to issue, extend or increase the Stated Amount of any Letter of Credit is subject to the prior satisfaction of each of the following conditions:

3.2.1 Accuracy of Representations and Warranties. Each representation and warranty set forth in Article IV (excluding Section 4.4 and the last sentence of Section 4.6, during any time when a Ratings Event shall have occurred and is continuing) shall be true and correct as if made on and as of the date of such Borrowing or issuance, extension or increase in the Stated Amount of a Letter of Credit, as the case may be, before and after giving effect thereto and the application of the proceeds therefrom, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct as of such other time.

3.2.2 No Defaults. No Event of Default or Inchoate Default shall have occurred and is continuing or will result from such Borrowing or issuance, extension or increase in the Stated Amount of a Letter of Credit.

3.2.3 Notice of Borrowing. Borrower shall have delivered to Administrative Agent a Notice of Borrowing meeting the requirements of Section 2.1.1.2 or, as applicable, a Notice of LC Activity meeting the requirements of Section 2.2.3.

3.2.4 No Default under Certain Other Indebtedness. No event or condition shall have occurred and be continuing under Indebtedness of Company or any Subsidiary involving the borrowing of money or the advance of credit (other than trade payables or Non-Recourse Indebtedness) in aggregate principal amount equaling or exceeding $50,000,000 that results in such Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of such Indebtedness (or any trustee or agent on its or their behalf) to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Obligor (as to itself and its respective Subsidiaries, as applicable) makes the following representations and warranties to and in favor of Administrative Agent and the Lenders as of the Effective Date and, unless otherwise expressly limited to the Effective Date, as of the date of each Borrowing and each issuance, extension or increase in the Stated Amount of a Letter of Credit. All of these representations and warranties shall survive the Effective Date, the issuance of any Letters of Credit and the making of the Loans:

4.1 Corporate Existence and Business.

Each Obligor is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary to execute, deliver and perform this Agreement and each other Credit Facility Document to which it is or is to become a party.

4.2 Power and Authorization; Enforceable Obligations.

Each Obligor has full power and authority and the legal right to execute, deliver and perform this Agreement and each other Credit Facility Document to which it is or is to become a party and to take all action as may be necessary to complete the transactions contemplated hereunder and thereunder. Each Obligor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and each other Credit Facility Document to which it is or is to become a party to complete the transactions contemplated hereby. No consent or authorization of, filing with, or other act by or in respect of any other Person or Governmental Authority is required in connection with the execution, delivery or performance by the Obligors, or the validity or enforceability as to the Obligors, of this Agreement and each other Credit Facility Document to which each Obligor is or is to become a party, except such consents or authorizations or filings or other acts as have already been obtained or where the failure to obtain such consent or authorization could not reasonably be expected to have a Material Adverse Effect. This Agreement and each other Credit Facility Document to which each Obligor is a party have been duly executed and delivered by such Obligor and constitute, and each other Credit Facility Document to which it is to become a party will upon execution and delivery thereof by such Obligor and the other parties thereto (if any) constitute, a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the right of creditors generally and by general principles of equity.

4.3 No Legal Bar.

The execution, delivery and performance by each Obligor of this Agreement and each other Credit Facility Document to which it is or is to become a party to complete the transactions contemplated hereby and the making by such Obligor of any payments hereunder or under any other Credit Facility Document to which it is a party will not violate any applicable law or any material contractual obligation of Company and its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of the Obligors pursuant to any applicable law or any such contractual obligation except, in each case, where such violation, creation or imposition could not reasonably be expected to have a Material Adverse Effect.

4.4 No Proceeding or Litigation.

No litigation or proceeding of or before any Governmental Authority is pending or, to the knowledge of the Obligors, threatened in writing against Company or any of its Subsidiaries, except where such litigation or proceeding could not reasonably be expected to have a Material Adverse Effect.

4.5 Governmental Approvals.

All governmental authorizations and actions necessary in connection with the execution and delivery by each Obligor of this Agreement and other Credit Facility Documents to which it is a party and the performance of their obligations hereunder have been obtained or performed and remain valid and in full force and effect.

4.6 Financial Statements.

All quarterly and annual financial statements of Company and its consolidated Subsidiaries heretofore delivered by Company to Administrative Agent did not fail to disclose any material liabilities, whether direct or contingent, and fairly presented in all material respects the financial condition of Company and its consolidated Subsidiaries, as the case may be, in each case as of the date delivered and were prepared in accordance with GAAP. Since December 31, 2006, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.7 True and Complete Disclosure.

All factual information heretofore or contemporaneously furnished by the Obligors or any of their representatives in writing to Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein was true and accurate in all material respects on the date as of which such information was dated or certified and at such date did not omit to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. The information referred to in the immediately preceding sentence furnished to Administrative Agent or any Lender on or prior to the Effective Date, taken as a whole, as updated or supplemented from time to time prior to the Effective Date, is true and correct in all material respects as of the Effective Date, and as of the Effective Date all such information does not omit to state any fact which could reasonably be expected to have a Material Adverse Effect.

4.8 Investment Company Act.

Neither Obligor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Each Obligor is exempt from regulation under the Federal Power Act.

4.9 Compliance with Law.

There is no violation by Company or any of its Subsidiaries of any Governmental Rule which could reasonably be expected to have a Material Adverse Effect. Except as have been delivered to Administrative Agent, no notices of any such violation of any Governmental Rule have been issued, entered or received by Company or any such Subsidiary.

4.10 ERISA.

Company and any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) with Company have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the Code for each ERISA Plan in compliance in all material respects with the currently applicable provisions of ERISA and the Code and have not incurred any material liability to the PBGC or an ERISA Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course). Assuming that the credit extended hereunder does not involve the assets of any employee benefit plan subject to ERISA, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will involve a Prohibited Transaction.

4.11 Taxes.

Each of Company and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith for which such Person has established adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.12 Use of Credit.

Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (as defined in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any such margin stock.

4.13 Properties.

Each of Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens not prohibited by Section 5.3.3 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Each of Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by it does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.14 Environmental Matters.

Except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

ARTICLE V

COVENANTS OF OBLIGORS

Each Obligor (as to itself and its respective Subsidiaries, as applicable (other than the TECO Transport Entities, except with respect to the last sentence of Section 5.3.3)) covenants and agrees, subject to Section 5.17, that until the repayment in full of the Obligations (other than those contingent obligations that are intended to survive the termination of this Agreement or the other Credit Facility Documents) and the expiration and termination of all Commitments, unless Administrative Agent on behalf of the Lenders waives compliance in writing:

5.1 Existence.

The Obligors shall, and the Company shall cause each Significant Subsidiary to, maintain and preserve its existence in good standing in the state of its formation and its qualification to do business in each other jurisdiction where such qualification is necessary and all material rights, privileges and franchises necessary in the normal conduct of its business, except as permitted under Section 5.3.1.

5.2 Consents.

Such Obligor shall maintain in full force and effect all consents of any Governmental Authority that are required to be obtained by it in order for it to perform its respective obligations under this Agreement and the other Credit Facility Documents to which it is party and will obtain any that may become necessary in the future.

5.3 Prohibition of Certain Transfers.

5.3.1 Such Obligor shall not, and shall not permit any Significant Subsidiary to, liquidate or dissolve, or combine, consolidate or merge with or into another Person (other than any consolidation or mergers between or among any Obligors and any Significant Subsidiaries); provided that any Obligor or Significant Subsidiary may combine, consolidate or merge with another Person if (i) an Obligor or a Significant Subsidiary, as the case may be, is the surviving corporation of such merger, consolidation or combination; (ii) except with respect to a merger or consolidation involving Tampa Electric in which Tampa Electric is the surviving entity, after giving effect thereto, Company’s ratings for the Index Debt from Moody’s and S&P are at least Baa2 and BBB-, respectively, or Baa3 and BBB, respectively; (iii) prior to such merger, consolidation or combination, and after giving effect thereto, no Inchoate Default or Event of Default shall have occurred and be continuing; (iv) Company shall have provided calculations to Administrative Agent demonstrating pro forma compliance with Section 5.11 after giving effect to such merger, consolidation or combination (the determination of such compliance to be calculated as at the end of and for the period of four fiscal quarters most recently ended prior thereto for which financial statements of Company shall have been furnished pursuant to Section 5.9); and (v) the Obligors’ rights and obligations, and Administrative Agent’s and the Lenders’ rights and remedies, under this Agreement and the other Credit Facility Documents shall not be diminished in any manner as a result of such merger, consolidation or combination.

5.3.2 Such Obligor shall not, and shall not permit any Significant Subsidiary to, effect, directly or indirectly, a Disposition of all or any substantial part of such Obligor’s or such Significant Subsidiary’s property, business or assets, except any such Disposition for an amount not less than the fair value thereof, comprised of (i) cash and/or (ii) non-cash consideration not in excess of 25% of the gross proceeds of such Disposition.

5.3.3 Except as set forth on Schedule 5.3, such Obligor shall not, and shall not permit any Significant Subsidiary to, mortgage, pledge or encumber all or substantially all of such Obligor’s or such Significant Subsidiary’s assets; provided that Company and/or any Significant Subsidiary may enter into limited recourse project financing transactions (including in the form of synthetic leases) in the ordinary course of its business. Company shall not permit any TECO Transport Entity to mortgage, pledge or encumber any of the issued and outstanding Equity Interests of any TECO Transport Entity, except any such mortgage, pledge or other encumbrance occurring as a result of the TECO Transport Sale.

5.3.4 Company shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise transfer, by way of collateral assignment or otherwise, or dispose of, directly or indirectly (by way of collateral assignment or otherwise) any Equity Interests (each an “Equity Disposition”) in Borrower or any Significant Subsidiary; provided that (i) Company or any of its Subsidiaries may engage in limited recourse project financing transactions as provided in Section 5.3.3 and (ii) Tampa Electric may issue preferred stock.

5.4 Payment and Performance of Material Obligations.

Company shall, and shall cause each of its Subsidiaries to, pay and perform all its material obligations, howsoever arising, as and when due and payable or required to be performed, except (a) such as may be contested in good faith or as to which a bona fide dispute may exist; provided that adequate reserves have been established in accordance with GAAP, (b) trade payables which shall be paid in the ordinary course of business, and (c) where the failure to so pay or perform could not reasonably be expected to have a Material Adverse Effect.

5.5 Taxes.

Company shall, and shall cause each of its Subsidiaries to, file all tax returns and pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to it, except where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect; provided that Company or any such Subsidiary may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when such Person is in good faith contesting the same, so long as (a) adequate reserves have been established in accordance with GAAP, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest if such enforcement could reasonably be expected to have a Material Adverse Effect, and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest.

5.6 Maintenance of Property, Insurance.

Company shall, and shall cause each of its Subsidiaries to, (a) keep all property useful and necessary in its business in good working order and condition except where the failure to so maintain could not reasonably be expected to have a Material Adverse Effect, (b) maintain proper books and records in accordance with GAAP, (c) permit Administrative Agent to visit and inspect its properties at reasonable times and upon reasonable notice and (d) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks, or make provisions for self-insurance, in accordance with normal industry practice for Company and its Subsidiaries, taken as a whole.

5.7 Compliance with Laws.

Company shall, and shall cause each of its Subsidiaries to, promptly comply, or cause compliance, with all Governmental Rules, including Environmental Laws and Governmental Rules relating to equal employment opportunity or employee benefit plans, ERISA Plans and employee safety, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

5.8 No Change in Business.

Such Obligor shall maintain a substantial part of its business in the power industry and businesses reasonably related thereto, and Company shall cause each Significant Subsidiary to maintain as a substantial part of its business the general type of business now conducted by such Significant Subsidiary, as the case may be.

5.9 Financial Statements.

Company shall furnish or cause to be furnished to Administrative Agent:

5.9.1 As soon as practicable and in any event within 50 days after the end of the first, second and third quarterly accounting periods of its fiscal year, an unaudited consolidated balance sheet of Company and its consolidated Subsidiaries as of the last day of such quarterly period and the related statements of income, cash flow, and partners’ capital (where applicable) for such quarterly period and (in the case of second and third quarterly periods) for the portion of the fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year.

5.9.2 As soon as practicable and in any event within 90 days after the close of each applicable fiscal year, audited consolidated financial statements of Company and its consolidated Subsidiaries. Such financial statements shall include a statement of equity, a balance sheet as of the close of such year, an income and expense statement, reconciliation of capital accounts (where applicable) and a statement of cash flow, all prepared in accordance with GAAP, certified by an independent certified public accountant of recognized national standing selected by Company. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of the records of Company.

5.9.3 Each time the financial statements are delivered under Sections 5.9.1 or 5.9.2, deliver, along with such financial statements, a certificate signed by a Responsible Officer of Company (i) setting forth reasonably detailed calculations demonstrating compliance with Section 5.11 and including a schedule describing all Contingent Obligations of Company, and (ii) certifying (A) as to whether an Inchoate Default or Event of Default has occurred and, if an Inchoate Default or Event of Default, as the case may be, has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) such financial statements are true and correct in all material respects.

5.9.4 Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Company, Borrower or any Significant Subsidiary, or compliance with the terms of this Agreement and the other Credit Facility Documents, as Administrative Agent or any Lender may reasonably request.

5.9.5 As long as Company is required or permitted to file reports under the Securities Exchange Act of 1934, as amended, filing its report on Form 10-Q with a notice of such filing to the Administrative Agent shall satisfy the requirements of Section 5.9.1 and Section 5.9.3(ii)(B), and filing Company’s report on Form 10-K with a notice of such filing to the Administrative Agent shall satisfy the requirements of Section 5.9.2 and Section 5.9.3(ii)(B).

5.10 Notices.

Company shall promptly, upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, deliver written notice to Administrative Agent of:

5.10.1 Any litigation pending or threatened in writing against Company, Borrower or any Subsidiary involving claims against Company, Borrower or such Subsidiary that could reasonably be expected to have a Material Adverse Effect, such notice to include copies of all papers filed in such litigation and to be given monthly if any such papers have been filed since the last notice given;

5.10.2 Any dispute or disputes which may exist between Company, Borrower or any Subsidiary and any Governmental Authority and which involve (i) claims against Company, Borrower or such Subsidiary, (ii) injunctive or declaratory relief, (iii) revocation or material modification or the like of any applicable material permit or imposition of additional material conditions with respect thereto, or (iv) any liens for any material amount of taxes due but not paid, in each case that could reasonably be expected to have a Material Adverse Effect;

5.10.3 The assertion of any environmental matter by any Person against, or with respect to the activities of, Company, Borrower or any Subsidiary and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matter or alleged violation that could not reasonably be expected to have a Material Adverse Effect;

5.10.4 Any default under this Agreement or under any other agreement with respect to any Indebtedness (other than Non-Recourse Indebtedness) of Company, Borrower or any Subsidiary outstanding in an amount equal to or in excess of $50,000,000;

5.10.5 Company being placed on watch or review for possible rating down-grade by S&P or Moody’s, or any negative change, from the Effective Date, from the rating given to Company’s long-term senior unsecured debt by either S&P or Moody’s; and

5.10.6 Any event or circumstance which could reasonably be expected to have a Material Adverse Effect.

5.11 Financial Covenant.

5.11.1 Consolidated Leverage Ratio. Company shall not permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter ending during the relevant period set forth below to exceed the ratio set forth below opposite such period:

Period	Consolidated Leverage Ratio
From the Effective Date through December 31, 2009	5.00 to 1
From and after January 1, 2010	4.50 to 1

5.11.2 Consolidated Interest Coverage Ratio. Company shall not permit the Consolidated Interest Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of Company to be less than 2.60 to 1.

5.12 Indemnification.

5.12.1 Borrower shall indemnify and hold harmless Administrative Agent, each LC Issuing Bank, each Lender, each Arranger and their respective affiliates, and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnitee”) from and against any and all losses, claims, damages and liabilities and expenses, joint or several, to which such Indemnitee may become subject under any applicable federal, state or foreign law or otherwise, and related to, arising out of or in connection with this Agreement, the other Credit Facility Documents, the use of proceeds of any Loan or the use of any Letter of Credit, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such Indemnitee is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Borrower, or any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Company or any of its Subsidiaries, or any Environmental Liability related in any way to Company or any of its Subsidiaries, and will reimburse any Indemnitee for all reasonable expenses as they are incurred by an Indemnitee in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom (including reasonable fees, charges and disbursements of counsel, but limited as follows: (i) a single legal counsel for all Indemnitees, together with an additional legal counsel in each applicable jurisdiction (as determined by the Indemnitees), (ii) if requested by Administrative Agent or either Arranger, a separate legal counsel for such party, (iii) a separate additional legal counsel in connection with each of (a) any litigation commenced or threatened against any indemnified person, (b) any work-out or restructuring of any obligations owing to the Indemnitees and/or (c) any insolvency proceeding affecting Borrower and (iv) a separate additional legal counsel to the extent necessary in the event (x) the circumstances giving rise to such indemnification create an ethical conflict for any such counsel or (y) the Indemnitees have inconsistent or conflicting defenses).

5.12.2 The foregoing indemnity shall not apply with respect to any Indemnitee to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s bad faith, gross negligence or willful misconduct. Without limiting the generality of the foregoing, Borrower shall not be liable for any special, indirect, consequential or punitive damages suffered by an Indemnitee, including any loss of profits, business or anticipated savings of such Indemnitee, other than any such damages or losses imposed upon or asserted or awarded against any Indemnitee by a third party.

5.12.3 Upon receipt by an Indemnitee of actual notice of any action, claim, suit, investigation or proceeding (each, an “Action”) against such Indemnitee with respect to which indemnity may be sought under this letter agreement, such Indemnitee shall promptly notify Borrower in writing; provided, however, that failure so to notify Borrower shall not relieve Borrower from any liability which Borrower may have on account of this indemnity or otherwise, except to the extent Borrower is materially prejudiced by such failure. Borrower shall be entitled to participate at its own expense in the defense of any Action brought to enforce any claim or liability of any Indemnitee resulting from any such Action, and, if Borrower so elects, it shall be entitled to assume the defense of such Action at its expense, including the employment of counsel reasonably satisfactory to such Indemnitee (in which case Borrower shall not thereafter be responsible for the fees, costs and expenses of any separate counsel retained by any Indemnitee). Notwithstanding the foregoing, an Indemnitee shall have the right to employ separate counsel in the defense of an Action, and Borrower shall bear the reasonable fees, costs and expenses of such separate counsel if (a) the use of counsel chosen by Borrower to represent the Indemnitee would present such counsel with a conflict of interest; (b) such Indemnitee has reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; (c) Borrower shall not have employed counsel satisfactory to the Indemnitee in the exercise of the Indemnitee’s reasonable judgment to represent the Indemnitee, within a reasonable time after notice of the institution of such Action; or (d) Borrower authorizes the Indemnitee to employ separate counsel at Borrower’s expense. Subject to the provisions of the immediately preceding sentence, in no event shall Borrower be responsible hereunder for the fees and expenses of more than one counsel (together with appropriate local counsel, if any) for all Indemnitees in connection with an Action.

5.12.4 If the indemnification of an Indemnitee provided for in this Section 5.12 is for any reason unavailable or insufficient to hold harmless an Indemnitee, then Borrower agrees to contribute to the aggregate amount of any losses, claims, damages, liabilities and expenses incurred by such Indemnitee, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Indemnitee, on the other hand, from the matters contemplated by this Agreement and the other Credit Facility Documents or (ii) if (but only if) the allocation provided for in clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of Borrower, on the one hand, and such Indemnitee, on the other hand with respect to such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

5.12.5 Borrower agrees that, without Administrative Agent’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this Agreement (whether or not any Indemnitee is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnitee from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

5.12.6 The provisions of this Section 5.12 shall survive the satisfaction or discharge of Borrower’s obligations hereunder, and shall be in addition to any other rights and remedies of the Lenders.

5.12.7 Any amounts payable by Borrower pursuant to this Section 5.12 shall be regularly payable within 30 days after Borrower receives an invoice for such amounts from any applicable Indemnitee, and if not paid within such 30-day period shall bear interest at the Default Rate. Upon payment of any claim by Borrower pursuant to this Section 5.12 or other similar indemnity provisions contained herein to or on behalf of an Indemnitee, Borrower, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Borrower and Borrower’s insurance carrier, and give such further assurances as are necessary or advisable to enable Borrower vigorously to pursue such claims.

5.13 Restricted Payments.

If the aggregate quarterly dividend payments on Company’s common stock (based on the dividend rate then most recently approved by Company’s board of directors) equal or exceed the Specified Amount (as defined below), Company may not declare or pay cash dividends with respect to its Equity Interests or make any other Restricted Payment unless prior to the declaration thereof Company delivers to Administrative Agent liquidity projections satisfactory to it demonstrating that Company will have sufficient cash or cash equivalents to make such Restricted Payment and each of the three quarterly dividends next scheduled to be paid on its common stock (based upon such then most recently approved dividend rate). For purposes of this Section 5.13, (a) “Specified Amount” means the sum of (i) $50,000,000 plus (ii) the number of shares of common stock issued by Company in any Equity Issuance after October 11, 2005 times the Permitted Per Share Dividend Amount and (b) “Permitted Per Share Dividend Amount” means $50,000,000 divided by the aggregate outstanding shares of common stock of Company on October 11, 2005.

5.14 Use of Proceeds.

Borrower and Company shall use, and Company shall cause its Subsidiaries to use, the proceeds of the Loans hereunder and/or the Letters of Credit for general corporate purposes, provided that Borrower shall not use the proceeds of any Federal Funds Rate Loans to repay Federal Funds Rate Loans outstanding hereunder.

5.15 Restrictive Agreements.

Such Obligor shall not, and shall not permit any Significant Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Significant Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Company or any other Subsidiary or to guarantee Indebtedness of Company or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by Government Rule or by this Agreement, (ii) restrictions and conditions existing on the date hereof identified on Schedule 5.15 (but shall apply to any extension or renewal of or any amendment or modification, if such extension, renewal, amendment or modification expands the scope of any such restriction or condition), (iii) restrictions and conditions imposed for the purpose of maintaining the investment grade ratings of any Significant Subsidiary, which restrictions and conditions are not reasonably expected to result in a material reduction in the amounts of dividends or other distributions that may be made by such Significant Subsidiary, as the case may be, in accordance with any existing dividend or distribution restriction or conditions of such Significant Subsidiary, as the case may be, and (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

5.16 Indebtedness.

Such Obligor shall not, and shall not permit any Significant Subsidiary to, create, incur, assume or permit to exist any Indebtedness (other than Indebtedness of a type referred to in clause (f), (g), (h), (i) or (j) of the definition of “Indebtedness”), except:

(a) Indebtedness under this Agreement and the other Credit Facility Documents;

(b) Indebtedness existing as of March 31, 2007, and set forth in Schedule 5.16 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of Company or any Significant Subsidiary as to which payment is fully provided for by defeasance or a cash escrow arrangement acceptable to Administrative Agent;

(d) Indebtedness of Tampa Electric; and

(e) other Indebtedness of Company or any Significant Subsidiary in an aggregate principal amount not exceeding at any time outstanding $300,000,000 plus 150% of the aggregate amount received by Company in respect of Equity Issuances after the Effective Date.

5.17 Non-Applicability of Certain Covenants.

Notwithstanding anything herein to the contrary, the Obligors shall not be required to comply with the provisions of the last sentence of Section 5.3.3 and Sections 5.11.1, 5.13, 5.15 and 5.16 at any time (but only) when a Ratings Event shall have occurred and is continuing.

ARTICLE VI

EVENTS OF DEFAULT; REMEDIES

6.1 Events of Default.

The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder:

6.1.1 Payments. An Obligor shall fail to pay, in accordance with the terms of this Agreement, (i) any principal on any Loan or any Reimbursement Obligation in respect of any Drawing Payment on the date such sum is due, (ii) any interest on any Loan or Reimbursement Obligation or any scheduled fee, cost, charge or sum due hereunder or under any other Credit Facility Document, within three Banking Days after the date that such sum is due; or an Obligor shall fail to pay, in accordance with the terms of this Agreement or any other Credit Facility Agreement, any other fee, cost, charge or other sum due under this Agreement or any other Credit Facility Document, within 30 days after written notice that such sum is due and has not been paid.

6.1.2 Debt Cross- Default. (i) Any Obligor or any Subsidiary shall default for a period beyond any applicable grace period in the payment of any principal, interest or other amount due under any agreement involving the borrowing of money or the advance of credit (other than trade payables or Non-Recourse Indebtedness) and the outstanding amount or amounts payable under all such agreements equals or exceeds $50,000,000 or (ii) an event of default shall have occurred and be continuing under an agreement, or related agreements, under which any Obligor or any Subsidiary has outstanding Indebtedness for borrowed money (other than Non-Recourse Indebtedness) of $10,000,000 or more, and in the case of this clause (ii), such debt has been accelerated by the holder of such debt, or the holder of such debt has attempted to accelerate but such acceleration was prevented by applicable Governmental Rule.

6.1.3 Bankruptcy; Insolvency. Any Obligor or any Significant Subsidiary shall become subject to a Bankruptcy Event.

6.1.4 Misstatements. Any representation or warranty of any Obligor set forth in this Agreement or any other Credit Facility Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, shall be untrue or misleading in any material respect as of the time made.

6.1.5 Breach of Terms of Agreement. Any Obligor shall fail to perform or observe (i) any of the covenants set forth in Section 5.1 (with respect to any Obligor’s obligation to maintain its existence), 5.3, 5.8, 5.11 or 5.16 or (ii) any of the other covenants set forth in this Agreement or in any other Credit Facility Document to which it is a party and such failure (in the case of clause (ii) only) shall continue unremedied for 30 days after such Obligor, as the case may be, becomes aware thereof or Borrower receives written notice with respect thereto from Administrative Agent.

6.1.6 Judgments. A final judgment or judgments shall be entered against any Obligor or any other Subsidiary (other than TWG and its Subsidiaries) in the amount of $50,000,000 or more (net of amounts covered by insurance) individually or in the aggregate (other than (i) a judgment which is fully discharged within 30 days after its entry, or (ii) a judgment, the execution of which is effectively stayed within 30 days after its entry but only for 30 days after the date on which such stay is terminated or expires) or, in the case of injunctive relief, which if left unstayed could reasonably be expected to have a Material Adverse Effect.

6.1.7 Change in Control. (i) Any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that theretofore was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 30% of Company’s voting stock shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of voting stock of Company (or other securities convertible into such voting stock) representing 30% or more of the combined voting power of all voting stock of Company; (ii) during any period of up to 24 consecutive months, commencing after the date hereof, individuals who at the beginning of such 24-month period were directors of Company shall cease for any reason to constitute a majority of the board of directors of Company, provided that any person becoming a director subsequent to the date hereof, whose election, or nomination for election by Company’s shareholders, was approved by a vote of at least a majority of the directors who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (other than the election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company) shall be, for purposes of this provision, considered as though such person were a member of the board as of the beginning of such period; or (iii) Borrower or Tampa Electric shall cease to be a wholly-owned Subsidiary of Company (without regard to the issuance of preferred stock of Tampa Electric).

6.1.8 ERISA Violations. If Company or any ERISA Affiliate should establish, maintain, contribute to or become obligated to contribute to any ERISA Plan and (a) a Reportable Event shall have occurred with respect to any ERISA Plan; or (b) a trustee shall be appointed by a United States District Court to administer any ERISA Plan; or (c) the PBGC shall institute proceedings to terminate any ERISA Plan; or (d) a complete or partial withdrawal by Company or any ERISA Affiliate from any Multiemployer Plan shall have occurred, or any

Multiemployer Plan shall enter reorganization status, become insolvent, or terminate (or notify Company or any ERISA Affiliate of its intent to terminate) under Section 4041A of ERISA; or (e) any ERISA Plan experiences an accumulated funding deficiency under Code Section 412(b); or (f) Company or any ERISA Affiliate incurs any liability for a Prohibited Transaction under ERISA Section 502; provided that any of the events described in this Section 6.1.8 shall result in joint liability of Company and all ERISA Affiliates in excess of $5,000,000.

6.1.9 Environmental Matters. There shall have been asserted against any Obligor or any Significant Subsidiary any claim with respect to any Environmental Liability that, in the reasonable judgment of the Required Lenders, is reasonably likely to be determined adversely to the Obligors or such Significant Subsidiary, as the case may be, and the amount thereof is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by the Obligors or such Significant Subsidiary after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor or that is covered by insurance).

6.1.10 Lack of Validity, Etc. Any of the Credit Facility Documents, once executed and delivered, shall, except as the result of acts or omissions of Administrative Agent or the Lenders, fail to provide Administrative Agent and the Lenders the liens, security interest, rights, titles, interest, remedies permitted by law, powers or privileges intended to be created thereby or cease to be in full force and effect (except as expressly contemplated by the terms thereof), or the validity thereof or the applicability thereof to the Loans, Reimbursement Obligations in respect of any Drawing Payment or other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of any Obligor or any other party thereto (other than Administrative Agent or the Lenders).

6.2 Remedies.

Upon the occurrence and during the continuation of an Event of Default, Administrative Agent and the Lenders may, at the election of the Required Lenders, without further notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind, all such notices and demands other than notices required by this Agreement or any of the other Credit Facility Documents being waived (to the extent permitted by Governmental Rule), exercise any or all of the following rights and remedies, in any combination or order that the Required Lenders may elect, in addition to such other rights or remedies as the Lenders may have hereunder, under the other Credit Facility Documents or at law or in equity, as follows:

6.2.1 No Further Loans. Refuse, and Administrative Agent and the Lenders shall not be obligated, to continue any Loans or to make any additional Loans and the LC Issuing Banks shall not be obligated to issue, extend or increase the Stated Amount of any Letter of Credit; provided that in the event of an Event of Default occurring under Section 6.1.3 with respect to Borrower, the foregoing shall take effect immediately and without further act of Administrative Agent or the Lenders.

6.2.2 Cure by Administrative Agent. Without any obligation to do so but only during any time when a Loan, Letter of Credit or Reimbursement Obligation is outstanding, or any other amounts are due and owing hereunder to Administrative Agent or the Lenders, Administrative Agent may make disbursements or Loans in respect of which any amounts are outstanding to or on behalf of Borrower to cure any Event of Default or Inchoate Default hereunder as the Required Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Lenders’ interests under this Agreement or any Credit Facility Documents or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate, if applicable), shall be repaid by Borrower or, in the case of Reimbursement Obligations, by Borrower to Administrative Agent on demand and shall be secured by this Agreement and the other Credit Facility Documents and shall constitute an Obligation, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Total Commitment.

6.2.3 Acceleration. Declare and make all sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, costs (including Liquidation Costs) and charges due hereunder or under any other Credit Facility Document, immediately due and payable and require the Obligors immediately, without presentment, demand, protest or other notice of any kind, all of which the Obligors hereby expressly waive, to pay Administrative Agent or the Lenders an amount in immediately available funds equal to the aggregate amount of any outstanding Loans; provided that in the event of an Event of Default occurring under Section 6.1.3 with respect to an Obligor, all such amounts shall become immediately due and payable without further act of Administrative Agent or the Lenders.

6.2.4 Cash Collateralization of Letters of Credit. Demand from the Obligors (or either of them) payment in an amount equal to the aggregate Stated Amount of all Letters of Credit issued hereunder (including increases in such Stated Amount) to be used as security for any Reimbursement Obligations which may arise in accordance with Section 2.2.6(b).

ARTICLE VII

ADMINISTRATIVE AGENT, SUBSTITUTION, AMENDMENTS, ETC.

7.1 Appointment, Powers and Immunities.

7.1.1 Each Lender hereby appoints and authorizes Administrative Agent to act as its agent hereunder and under the other Credit Facility Documents with such powers as are expressly delegated to Administrative Agent by the terms of this Agreement and the other Credit Facility Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Facility Document, or be a trustee for any Lender. Notwithstanding anything to the contrary contained herein, Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Facility Document or any Governmental Rule or exposes Administrative Agent to any liability. Each of Administrative Agent, the Lenders and any of their respective Affiliates shall not be responsible to any other Lender for any recitals, statements, representations or warranties made by the Obligors or their Affiliates contained in this Agreement or in any certificate or other document referred to or provided for in, or received by Administrative Agent, or any Lender under this Agreement, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or any other document referred to or provided for herein or for any failure by the Obligors, their respective Affiliates to perform their respective obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it with reasonable care.

7.1.2 Administrative Agent and its directors, officers, employees or agents shall not be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Credit Facility Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender for any statements, warranties or representations made in or in connection with any Credit Facility Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Facility Document on the part of any party thereto or to inspect the property (including the books and records) of the Obligors or any other Person; and (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Facility Document or any other instrument or document furnished pursuant hereto. Except as otherwise provided under this Agreement and the other Credit Facility Documents, Administrative Agent shall take such action with respect to the Credit Facility Documents as shall be directed by the Required Lenders.

7.2 Reliance.

Administrative Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any other matters not expressly provided for by this Agreement, Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders (except that Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Facility Document or any Governmental Rule). Administrative Agent shall in all cases (including when any action by Administrative Agent alone is authorized hereunder, if Administrative Agent elects in its sole discretion to obtain instructions from the Required Lenders) be fully protected in acting, or in refraining from acting, hereunder or under any other Credit Facility Document in accordance with the instructions of the Required Lenders and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.3 Non-Reliance.

Each Lender represents that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Obligors and decision to enter into this Agreement and agrees that it will, independently and without reliance upon Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Each of Administrative Agent and any Lender shall not be required to keep informed as to the performance or observance by the Obligors or their Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of the Obligors or their Affiliates.

7.4 Defaults.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Inchoate Default or Event of Default, unless such default relates to the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, or Administrative Agent has received a notice from a Lender or an Obligor, referring to this Agreement, describing such Inchoate Default or Event of Default and indicating that such notice is a notice of default. If Administrative Agent receives such a notice of the occurrence of an Inchoate Default or Event of Default, Administrative Agent shall give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Inchoate Default or Event of Default as is provided in Article VI or if not provided for in Article VI, as Administrative Agent shall be reasonably directed by the Required Lenders; provided, however, that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Inchoate Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

7.5 Indemnification.

Without limiting the Obligations of the Obligors hereunder, each Lender agrees to indemnify Administrative Agent, ratably in accordance with its Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s gross negligence or willful misconduct. Administrative Agent shall be fully justified in refusing to take or to continue to take any action hereunder or under any other Credit Facility Document unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its Proportionate Share of any out-of-pocket expenses (including counsel fees) incurred by Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Credit Facility Documents, to the extent that Administrative Agent is not reimbursed for such expenses by Borrower. Notwithstanding the foregoing, Administrative Agent shall not be entitled to indemnification or reimbursement of its expenses under this Section 7.5 if it would not be entitled to indemnification or reimbursement under Sections 5.12 and 8.4, respectively.

7.6 Successor Administrative Agent.

Administrative Agent may resign hereunder at any time by giving written notice thereof to the Lenders and the Obligors. Upon any such resignation, the Required Lenders shall have the right to appoint the successor Administrative Agent hereunder with the consent of Borrower, which consent shall not be unreasonably withheld or delayed; provided that Borrower’s consent shall not be required if an Event of Default shall have occurred and be continuing at such time hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders with the consent of Borrower (such consent not to be unreasonably withheld or delayed) appoint the successor Administrative Agent hereunder which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent only under the Credit Facility Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Facility Documents.

7.7 Authorization.

Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Credit Facility Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in the Credit Facility Documents. Administrative Agent is further authorized by the Lenders to enter into agreements supplemental hereto for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any Credit Facility Document to which it is a party.

7.8 Administrative Agent’s Other Roles; Other Agents.

With respect to its Commitments, the Loans made by it and any Notes issued to it, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with the Obligors or any other Person, without any duty to account therefor to the Lenders. Notwithstanding anything herein to the contrary, the Co-Lead Arrangers and Joint Bookrunners and the Syndication Agent named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

7.9 Amendments; Waivers.

Subject to the provisions of this Section 7.9, unless otherwise specified in this Agreement or another Credit Facility Document, the Required Lenders (or Administrative Agent with the consent in writing of the Required Lenders) and the Obligors may enter into agreements supplemental hereto for the purpose of adding, modifying or waiving any provisions to the Credit Facility Documents or changing in any manner the rights of the Lenders or the Obligors hereunder or waiving any Inchoate Default or Event of Default; provided, however, that no such supplemental agreement shall:

(a) increase the Commitment of any Lender without the written consent of such Lender; or

(b) reduce the principal amount of any Loan or Reimbursement Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; or

(c) postpone the scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby; or

(d) change in a manner that would alter the pro rata treatment provisions hereof, without the written consent of each Lender; or

(e) change any of the provisions of this Section 7.9 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(f) release or terminate the guarantee of Company under Article IX or release any funds from any account otherwise than in accordance with the terms hereof, without the consent of all of the Lenders;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent or any LC Issuing Bank hereunder without the prior written consent of Administrative Agent or such LC Issuing Bank, as the case may be.

7.10 Withholding Tax.

7.10.1 If the forms or other documentation required by Section 2.5.7 are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

7.10.2 If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out of pocket expenses. Borrower shall not be responsible for any amounts paid or required to be paid by a Lender under this Section 7.10.2.

7.10.3 If any Lender sells, assigns, grants participations in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, transferee or participant shall comply with and be bound by the terms of Sections 2.5.7, 7.10.1 and 7.10.2 as though it were such Lender.

7.11 General Provisions as to Payments.

Administrative Agent shall promptly distribute to each Lender its pro rata share of each payment of principal and interest payable to the Lenders on the Loans and of fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans. The payments made for the account of each Lender shall be made, and distributed to it, for the account of (a) its domestic lending office in the case of payments of principal of, and interest on, its ABR Loans or Federal Funds Rate Loans, (b) its domestic or foreign lending office, as each Lender may designate in writing to Administrative Agent, in the case of payments of principal of, and interest on, its LIBOR Loans and (c) its domestic lending office, or such other lending office as it may designate for the purpose from time to time, in the case of payments of fees and other amounts payable hereunder. Each Lender shall have the right to alter its designated domestic lending office upon notice to Administrative Agent and Borrower.

7.12 Substitution of Lender.

Should any Lender fail to make a Loan in violation of its obligations under this Agreement (a “Non-Advancing Lender”), Administrative Agent (a) may, in its sole discretion and without any obligation on its part to do so, fund the Loan on behalf of the Non-Advancing Lender and (b) shall cooperate with Borrower or any other Lender to find another Person that shall be reasonably acceptable to Administrative Agent and acceptable to each LC Issuing Bank and (unless an Event of Default shall have occurred and is continuing) reasonably acceptable to Borrower and that shall be willing to assume the Non-Advancing Lender’s obligations under this Agreement (including the obligation to make the Loan which the Non-Advancing Lender failed to make but without assuming any liability for damages for failing to have made such Loan or any previously required Loan). Subject to the provisions of the next following sentence, such Person shall be substituted for the Non-Advancing Lender hereunder upon the payment by such Person of all interest and fees owed to the Non-Advancing Lender and execution and delivery to Administrative Agent of an agreement acceptable to Administrative Agent and Borrower by such Person assuming the Non-Advancing Lender’s obligations under this Agreement, and all interest and fees which would otherwise have been payable to the Non-Advancing Lender shall thereafter be payable to such Person. Nothing in (and no action taken pursuant to) this Section 7.12 shall relieve the Non-Advancing Lender from any liability it might have to Borrower or to the other Lenders as a result of its failure to make any Loan.

7.13 Participations.

7.13.1 Nothing herein provided shall prevent any Lender from selling a participation in its Commitments (and/or Loans made thereunder); provided that (a) no such sale of a participation shall alter such Lender’s or Borrower’s obligations hereunder and (b) any agreement pursuant to which any Lender may grant a participation in its rights with respect to its Commitments (and/or Loans) shall provide that, with respect to such Commitments (and/or Loans), subject to the following proviso, such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of Borrower relating to such Commitments (and/or Loans), including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Facility Document and the right to take action to have the Notes declared due and payable pursuant to Article VI; provided, however, that such agreement may provide that the participant may have rights to approve or disapprove decreases in principal, interest rates or fees, lengthening of maturity of any Loans, postponements of any due dates for payments hereunder. No recipient of a participation in any Commitments or Loans of any Lender shall have any rights under this Agreement or shall be entitled to any reimbursement for taxes, other taxes, increased costs or reserve requirements under Section 2.7.3 or any other indemnity or payment rights against Borrower in excess of a proportionate amount which would have been payable to the Lender from whom such Person acquired its participation.

7.13.2 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (a) nothing herein shall constitute a commitment by any SPC to make any Loan, and (b) if an

SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 7.13, any SPC may (x) with notice to, but without the prior written consent of, Borrower and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (y) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 7.13 may not be amended without the written consent of all SPCs having outstanding Loans or Commitments hereunder.

7.14 Transfer of Commitments.

7.14.1 Assignments. Notwithstanding anything else herein to the contrary (but subject to Section 7.13.2), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of (i) Borrower (such consent not to be unreasonably withheld), provided that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee, (ii) Administrative Agent (such consent not to be unreasonably withheld) and (iii) each LC Issuing Bank. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall not be less than $5,000,000 unless each of Borrower and Administrative Agent otherwise consent; provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof pursuant to this Section 7.14.1, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.5.4., 2.7.3, 2.8, 5.12 and 8.4). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 7.14.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 7.13.

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 7.14.1 and any written consent to such assignment required hereby, Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

7.14.2 Register. Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any Reimbursement Obligations owing to, each Lender and LC Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, each LC Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

7.15 Assignability as Collateral.

Notwithstanding any other provision contained in this Agreement or any other Credit Facility Document to the contrary, any Lender may assign all or any portion of the Loans or Note held by it as collateral security, provided that any payment in respect of such assigned Loans or Note made by Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loans or Note to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

ARTICLE VIII

MISCELLANEOUS

8.1 Addresses.

Any communications between the parties hereto or notices provided herein to be given shall be given to the following addresses:

If to Administrative Agent:	JPMorgan Chase Bank, N.A. 1111 Fannin Street, Floor 10 Houston, Texas 77002 Attention: Marshella Williams Telephone No.: (713) 427-5309 Telecopy No.: (713) 427-6307

If to JPMCB as LC Issuing Bank:	JPMorgan Chase Bank, N.A. 10420 Highland Manor Drive, BL 2, Floor 4 Tampa, Florida 33610 Attention: James Alonzo Telephone No.: (813) 432-6339 Telecopy No.: (813) 432-5161

If to the Obligors:

TECO Energy, Inc.

702 North Franklin Street

Tampa, FL 33602

Attention: Corporate Secretary

Telephone No.: (813) 228-4723

Telecopy No.: (813) 228-1328

with a copy to:

TECO Energy, Inc.

702 North Franklin Street

Tampa, FL 33602

Attention: Kim Caruso

Telephone No.: (813) 228-1352

Telecopy No.: (813) 228-4262

If to each Lender:	To the address specified on such Lender’s Administrative Questionnaire.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service, (c) if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by facsimile. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4:00 p.m., recipient’s time, and, if transmitted after that time, on the next following Banking Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of 30 days’ notice to the other parties in the manner set forth above; provided, however, that a Lender shall have the right to change its address for notice hereunder by giving notice to Administrative Agent and Borrower only.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by Administrative Agent and the applicable Lender. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

8.2 Additional Security; Right to Set-Off.

Any deposits or other sums at any time credited or due from the Lenders (including the LC Issuing Banks) and any securities or other property of any Obligor in the possession of Administrative Agent may at all times be treated as collateral security for the payment of the Loans and any Notes and all other obligations of the Obligors to the Lenders (including the LC Issuing Banks) under this Agreement and the other Credit Facility Documents, and the Obligors hereby pledge to Administrative Agent for the benefit of the Lenders (including the LC Issuing Banks) and grants Administrative Agent a security interest in and to all such deposits, sums, securities or other property. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of the Obligors now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 8.2 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

8.3 Delay and Waiver.

No delay or omission to exercise any right, power or remedy accruing to the Lenders upon the occurrence of any Event of Default, Inchoate Default or any breach or default of any Obligor under this Agreement or any other Credit Facility Document shall impair any such right, power or remedy of the Lenders, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, Inchoate Default or other breach or default be deemed a waiver of any other Event of Default, Inchoate Default or other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Administrative Agent and/or the Lenders of any Event of Default, Inchoate Default or other breach or default under this Agreement or any other Credit Facility Document, or any waiver on the part of Administrative Agent and/or the Lenders of any provision or condition of this Agreement or any other Credit Facility Document, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Credit Facility Document or by law or otherwise afforded to Administrative Agent and the Lenders, shall be cumulative and not alternative.

8.4 Costs, Expenses and Attorneys’ Fees.

Borrower will pay and/or reimburse (a) Administrative Agent, the Syndication Agent listed on the cover page hereof all of its reasonable costs and expenses in connection with the preparation, negotiation, execution, delivery and administering of the Credit Facility Documents and any amendment or waiver with respect thereto and the syndication of the Loans or this Agreement, including the reasonable fees, expenses and disbursements of a single counsel to Administrative Agent and any other counsel retained by Administrative Agent in each applicable local jurisdiction, (b) Administrative Agent, the LC Issuing Banks and the Lenders for all costs and expenses (including reasonable attorney fees, expenses and disbursements of counsel, but subject to the limitations set forth in the final parenthetical phrase of Section 5.12.1) expended or incurred by Administrative Agent or any Lender, as applicable, in enforcing this Agreement or the other Credit Facility Documents in connection with an Event of Default or Inchoate Default, in actions for declaratory relief in any way related to this Agreement or in collecting any sum which becomes due Administrative Agent, the LC Issuing Banks or the Lenders under the Credit Facility Documents and (c) Administrative Agent and the Lenders for their reasonable out-of-pocket expenses (including reasonable fees, charges and expenses of counsel, but subject to the limitations set forth in the final parenthetical phrase of Section 5.12.1) in the case of a restructuring or other workout of the Loans in connection with the bankruptcy or insolvency of Borrower or any payment default requiring, among other things, amendments to the interest rates and/or repayment dates for the Loans. Borrower shall not be responsible for any counsel fees of Administrative Agent, the LC Issuing Banks or the Lenders other than as set forth above in this Section 8.4 and in Sections 3.1.9 and 5.12.

8.5 Entire Agreement.

This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

8.6 Governing Law.

This Agreement, and any instrument or agreement required hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

8.7 Severability.

In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.8 Headings.

Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only; such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

8.9 Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Company to Administrative Agent, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

8.10 No Partnership, Etc.

The Lenders and the Obligors intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or in any of the other Credit Facility Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Lenders and the Obligors or any other Person.

8.11 Limitation on Liability.

No claim shall be made by the Obligors or any of their respective Affiliates against the Lenders or any of their Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Credit Facility Documents or any act or omission or event occurring in connection therewith; and each Obligor hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

8.12 Waiver of Jury Trial.

THE LENDERS, ADMINISTRATIVE AGENT AND THE OBLIGORS HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT FACILITY DOCUMENT, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ADMINISTRATIVE AGENT, THE LENDERS OR THE OBLIGORS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS AND ADMINISTRATIVE AGENT TO ENTER INTO THIS AGREEMENT.

8.13 Consent to Jurisdiction.

The Lenders, Administrative Agent and the Obligors agree that any legal action or proceeding by or against either Obligor or with respect to or arising out of this Agreement, the Notes, or any other Credit Facility Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Administrative Agent may elect. By execution and delivery of this Agreement, the Lenders, Administrative Agent and the Obligors accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Lenders, Administrative Agent and the Obligors irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of Administrative Agent to bring legal action or proceedings in any other competent jurisdiction. The Lenders, Administrative Agent and the Obligors further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of either Obligor based upon the assertion that the rate of interest charged by the Lenders on or under this Agreement, the Loans and/or the other Credit Facility Documents is usurious. The Lenders, Administrative Agent and the Obligors hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement or any other Credit Facility Document brought before the foregoing courts on the basis of forum non-conveniens.

8.14 Knowledge and Attribution.

References in this Agreement and the other Credit Facility Documents to the “knowledge,” “best knowledge” or facts and circumstances “known to” an Obligor, and all like references, mean facts or circumstances of which a Responsible Officer of such Obligor has actual knowledge.

8.15 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Obligor may assign or otherwise transfer any of their rights under this Agreement, and the Lenders may not assign or otherwise transfer any of their rights under this Agreement except as provided in Article VII.

8.16 Counterparts.

This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement.

8.17 USA PATRIOT Act.

Each Lender hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Lender to identify the Obligors in accordance with said Act.

8.18 Waiver of Notice and Release of Security Under Existing Credit Agreement.

By its execution hereof, each undersigned Lender that also is a party to the Existing Credit Agreement hereby (a) waives the provisions thereof that would require advance notice for the prepayment of “Loans” under and as defined in the Existing Credit Agreement as of the Closing Date and (b) authorizes the release of all guaranties in respect of, and all Liens securing, any Indebtedness and any other obligations thereunder.

ARTICLE IX

GUARANTEE

9.1 The Guarantee.

Company hereby guarantees to each LC Issuing Bank, Administrative Agent and the Lenders and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Obligations of Borrower (such Obligations being herein collectively called the “Guaranteed Obligations”), and Company hereby further agrees that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal, provided that, in the case of any Reimbursement Obligation in respect of any Drawing Payment, Company hereby guarantees payment of, and will promptly pay, such Reimbursement Obligation to the extent not reimbursed by Borrower within three Banking Days following receipt by Borrower of a demand for reimbursement thereof following payment on the relevant Letter of Credit.

9.2 Obligations Unconditional.

The obligations of Company under this Article IX are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.2 that the obligations of Company hereunder shall be absolute, irrevocable and unconditional, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Company hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to Company, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted; or

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

Company hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Administrative Agent or any LC Issuing Bank exhaust any right, power or remedy or proceed against Company under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

9.3 Reinstatement.

The obligations of Company under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Company in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Company agrees that it will indemnify each LC Issuing Bank, Administrative Agent and the Lenders on demand for all reasonable costs and expenses (including fees of counsel) incurred by such LC Issuing Bank, Administrative Agent or the Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

9.4 Subrogation.

Company hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments under this Agreement and the expiration or termination of all Letters of Credit, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee under Section 9.1, whether by subrogation or otherwise, against Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

9.5 Remedies.

Company agrees that, as between Company and any Lender, the obligations of Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VI (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VI) for purposes of Section 9.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by Company for purposes of Section 9.1.

9.6 Instrument for the Payment of Money.

Company hereby acknowledges that the guarantee in this Article IX constitutes an instrument for the payment of money, and consents and agrees that any LC Issuing Bank or Administrative Agent, at its sole option, in the event of a dispute by Company in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

9.7 Continuing Guarantee.

The guarantee in this Article IX is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

BORROWER:

TECO FINANCE, INC.

By:	/s/ Sandra W. Callahan
Name:	Sandra W. Callahan
Title:	Vice President, Tresurer and Assistant Secretary

GUARANTOR:

TECO ENERGY, INC.

By:	/s/ Sandra W. Callahan
Name:	Sandra W. Callahan
Title:	Vice President – Treasury and Risk Management (Treasurer and Chief Accounting Officer) and Assistant Secretary

LENDERS:

JPMORGAN CHASE BANK, N.A. as Administrative Agent, LC Issuing Bank and Lender

By:	/s/ Thomas Casey
Name:	Thomas Casey
Title:	Vice President

CITIBANK N.A.
as Lender

By:	/s/ Maureen P. Maroney
Name:	Maureen P. Maroney
Title:	Vice President

BNP PARIBAS
as Lender

By:	/s/ Leonardo Osorio
Name:	Leonardo Osorio
Title:	Director

By:	/s/ Durval C. Araujo
Name:	Durval C. Araujo
Title:	Vice President

THE BANK OF NEW YORK
as Lender

By:	/s/ Raymond J. Palmer
Name:	Raymond J. Palmer
Title:	Vice President

MERRILL LYNCH BANK USA
as Lender

By:	/s/ Louis Alder
Name:	Louis Alder
Title:	Director

MORGAN STANLEY BANK
as Lender

By:	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Authorized Signatory

SUNTRUST BANK
as Lender

By:	/s/ Yann Pirio
Name:	Yann Pirio
Title:	Vice President

UBS LOAN FINANCE LLC
as Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Diretor

REGIONS BANK
as Lender

By:	/s/ Anthony D. Nigro
Name:	Anthony D. Nigro
Title:	Senior Vice President

SOCIETE GENERALE
as Lender

By:	/s/ Yao Wang
Name:	Yao Wang
Title:	Vice President

UNION BANK OF CALIFORNIA, N.A.
as Lender

By:	/s/ Bryan Reed
Name:	Bryan Reed
Title:	Vice President

FIFTH THIRD BANK,
A MICHIGAN BANKING CORPORATION as Lender

By:	/s/ John A. Mirian
Name:	John A. Mirian
Title:	Vice President

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Amount of Commitment
JPMorgan Chase Bank, N.A.	$26,666,666.70
Citibank N.A.	$26,666,666.70
BNP Paribas	$18,095,238.10
The Bank of New York	$18,095,238.10
Merrill Lynch Bank USA	$18,095,238.10
Morgan Stanley Bank	$18,095,238.10
SunTrust Bank	$18,095,238.10
UBS Loan Finance LLC	$18,095,238.10
Regions Bank	$9,523,809.50
Societe Generale	$9,523,809.50
Union Bank of California	$9,523,809.50
Fifth Third Bank	$9,523,809.50
TOTAL	$200,000,000

Schedule 1

SCHEDULE 5.3

Existing Liens

Indenture of Mortgage dated as of August 1, 1946, between Tampa Electric Company and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as Trustee, as supplemented and amended (no bonds currently outstanding).

Schedule 5.3

SCHEDULE 5.15

Existing Restrictions

1.	Indenture of Mortgage dated as of August 1, 1946, between Tampa Electric Company and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as Trustee, as supplemented and amended (no bonds currently outstanding).

2.	Amended and Restated Note Agreement dated as of May 30, 1997 between Tampa Electric Company and the Prudential Insurance Company of America (Section 6A, Restricted Payments).

3.	Tampa Electric Company Board of Directors’ Resolutions dated April 22, 2003.

Schedule 5.15

SCHEDULE 5.16

Existing Indebtedness

Indebtedness of Obligors or any Significant Subsidiary*

	Coupon	Due	Balance as of 03/31/07 ($ Millions)
TECO Energy (Obligor)
Notes	7.200%	2011	$600.0
Notes	6.125%	2007	300.0
Notes	7.000%	2012	400.0
Notes	6.750%	2015	200.0
Notes	7.500%	2010	300.0
Floating rate notes	Floating	2010	100.0

Total			1,900.0

TECO Transport Entity
Dock & wharf bonds	5.000%	2007	110.6

Total			$2,010.6

*	Excludes Indebtedness of Tampa Electric per Section 5.16(d).

Schedule 5.16

EXHIBIT A

to the Credit Agreement

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any letters of credit and guarantees included in the facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):

[1]	Select as applicable

Exhibit A

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Second Amended and Restated Credit Agreement dated as of May 9, 2007 among TECO Energy Inc., TECO Finance, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$		%

$	$		%

$	$		%

Effective Date:                          , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A. as Administrative Agent and an LC Issuing Bank

By
Title:

[OTHER LC ISSUING BANK][3], as an LC Issuing Bank

By
Title:

[Consented to:][4]

TECO FINANCE, INC.

By
Title:

[3]	To be added for each other Issuing Bank
[4]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Facility Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Credit Facility Document, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other Credit Facility Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Credit Facility Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement or any other Credit Facility Document, (ii) it satisfies the requirements, if any, specified in the Credit Agreement or any other Credit Facility Document that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement or any other Credit Facility Document as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement or any other Credit Facility Document, together with copies of the most recent financial statements delivered pursuant to Section 5.9 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender not formed under the laws of the United States of America or any state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement or any other Credit Facility Document, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Credit Facility Document, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Credit Facility Document are required to be performed by it as a Lender.

Annex 1 to Exhibit A

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

to the Credit Agreement

FORM OF NOTE

$	New York, New York
Note No.	, 200

For value received, the undersigned TECO FINANCE, INC., a Florida corporation (“Borrower”), promises to pay to                      (“Lender”) at the office of JPMorgan Chase Bank, N.A., located at 270 Park Avenue, New York, New York 10017 in lawful money of the United States of America and in immediately available funds, the principal amount of                                  DOLLARS ($                    ), or if less, the aggregate unpaid and outstanding principal amount of Loans advanced by Lender to Borrower pursuant to that certain Second Amended and Restated Credit Agreement, dated as of May 9, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, TECO Energy, Inc., the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”), and all other amounts owed by Borrower to Lender hereunder.

This is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and is subject to all terms, provisions and conditions thereof. Capitalized terms used and not defined herein shall have the meanings set forth in the Credit Agreement.

The principal amount hereof is payable in accordance with the Credit Agreement, and such principal amount may be prepaid solely in accordance with the Credit Agreement.

Borrower further agrees to pay, in lawful money of the United States of America and in immediately available funds, interest from the date hereof on the unpaid and outstanding principal amount hereof until such unpaid and outstanding principal amount shall become due and payable (whether at stated maturity, by acceleration or otherwise) at the rates of interest and at the times set forth in the Credit Agreement and Borrower agrees to pay other fees and costs as stated in the Credit Agreement.

If any payment on this Note becomes due and payable on a date which is not a Banking Day, such payment shall be made on the first succeeding, or next preceding, Banking Day, in accordance with the terms of the Credit Agreement.

All Loans made by Lender pursuant to the Credit Agreement and other Credit Facility Documents, and all payments and prepayments made on account of the principal balance hereof shall be recorded by Lender on the grid attached hereto, provided that failure to make such a notation shall not affect or diminish Borrower’s obligation to repay all amounts due on this Note as and when due.

Upon the occurrence and during the continuation of any one or more Events of Default, all amounts then remaining unpaid on this Note may become or be declared to be immediately due and payable as provided in the Credit Agreement and other Credit Facility Documents.

Borrower agrees to pay costs and expenses, including without limitation attorneys’ fees, as set forth in Section 8.4 of the Credit Agreement.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

TECO FINANCE, INC.

By:
Name:
Title:

Date	Advance	Prepayment or Repayment	Outstanding Balance

EXHIBIT C-1

to the Credit Agreement

FORM OF NOTICE OF BORROWING

(Delivered pursuant to Section 2.1.1.2t)

[Date]

JPMorgan Chase Bank, N.A.

1111 Fannin Street

Houston, Texas 77012

Attention: Loan and Agency Services

with copy to:

JPMorgan Chase Bank, N.A.

270 Park Avenue

4th Floor

New York, New York 10017

Attention:

Re: TECO Finance, Inc. Second Amended and Restated Credit Agreement: Notice of Borrowing

This Notice of Borrowing is delivered to you pursuant to Section 2.1.1.2 of the Second Amended and Restated Credit Agreement dated as of May 9, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TECO Energy, Inc., a Florida corporation, TECO Finance, Inc., a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

This Notice of Borrowing constitutes a request for a Borrowing as set out below:

(i) The requested date of the Borrowing is                    , 200    , which is a Banking Day.

(ii) The total amount of requested Loans is $

(iii) Borrower requests the following funding options:

(a) ABR Loan amount: $

(b) Federal Funds Rate Loan amount: $                    ,

Exhibit C-1

(c) LIBOR Loan amount: $

LIBOR Loan Amount Requested	Initial Interest Period
$	months
$	months
$	months

[The proceeds of the Loans should be sent as follows: [Insert wiring instructions]]

The undersigned further confirms and certifies to Administrative Agent and each Lender that (i) the requested Loans will not, when added to the sum of (a) the aggregate Stated Amount of all Letters of Credit and (b) the aggregate amount of Reimbursement Obligations then outstanding, exceed the unused amount of the Total Commitment in effect on the date hereof, and (ii) the conditions set forth in Section 3.1 and 3.2 of the Credit Agreement have been satisfied or waived in accordance with the terms thereof.

TECO FINANCE, INC.

By:
Name:
Title:

EXHIBIT C-2

to the Credit Agreement

FORM OF NOTICE OF CONVERSION OF LOAN TYPE

(Delivered pursuant to Section 2.1.3)

[Date]

JPMorgan Chase Bank, N.A.

1111 Fannin Street

Houston, Texas 77012

Attention: Loan and Agency Services

with copy to:

JPMorgan Chase Bank, N.A.

270 Park Avenue

4th Floor

New York, New York 10017

Attention:

Re: TECO Finance, Inc.: Notice of Conversion of Loan Type

Reference is hereby made to that certain Second Amended and Restated Credit Agreement dated as of May 9, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TECO Energy, Inc., a Florida corporation, TECO Finance, Inc., a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

Pursuant to Section 2.1.3 of the Credit Agreement, Borrower hereby requests conversion of the following Loans as set forth below [include only those which are applicable]:

Conversion of ABR Loans or Federal Funds Rate Loans to LIBOR Loans:

Amount of ABR Loans, to be converted to LIBOR Loans as follows:	$

LIBOR Loan to expire , :	$

Amount of Federal Funds Rate Loans, to be converted to LIBOR Loans as follows:	$

LIBOR Loan to expire , :	$

Exhibit C-2

LIBOR Loan to expire , :	$

LIBOR Loan to expire , :	$

Conversion of LIBOR Loans to ABR Loans or Federal Funds Rate Loans:

LIBOR Loans in the following amount: to be converted to ABR Loans.	$

LIBOR Loans in the following amount: to be converted to Federal Funds Rate Loans.	$

The effective date of the conversion shall be                     ,              which is a Banking Day and which shall be the first day after the last day of an Interest Period if converting from LIBOR Loans.

IN WITNESS WHEREOF, Borrower has executed this Notice of Conversion of Loan Type on the date set forth above.

TECO FINANCE, INC.

By:
Name:
Title:

The undersigned acknowledges receipt of a copy of this Notice of Conversion of Loan Type:

JPMORGAN CHASE BANK, N.A., as Administrative Agent	Date: ,

By:
Name:
Title:

EXHIBIT C-3

to the Credit Agreement

FORM OF CONFIRMATION OF INTEREST PERIOD SELECTION

(Delivered pursuant to Section 2.1.2.4(b))

[Date]

JPMorgan Chase Bank, N.A.

1111 Fannin Street

Houston, Texas 77012

Attention: Loan and Agency Services

with copy to:

JPMorgan Chase Bank, N.A.

270 Park Avenue

4th Floor New York,

New York 10017

Attention:

Re: TECO Finance, Inc. Second Amended and Restated Credit Agreement: Confirmation of Interest Period Selection

This Confirmation of Interest Period Selection is delivered to you pursuant to Section 2.1.2.4(b) of the Second Amended and Restated Credit Agreement dated as of May 9, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TECO Energy, Inc., a Florida corporation, TECO Finance, Inc., a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings set forth in Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

This Confirmation of Interest Period Selection relates to $                     of the LIBOR Loans with an Interest Period ending on                    . This Confirmation of Interest Period Selection constitutes a confirmation that effective                      (which shall be the last day of an Interest Period):

The requested Interest Period for                      of such LIBOR Loans shall be      months.

This notice shall be effective only if delivered to Administrative Agent as a Confirmation of Interest Period Selection made pursuant to Section 2.1.2.4(b) of the Credit Agreement.

Exhibit C-3

The undersigned confirms and certifies to each Lender that as of the date of this Confirmation of Interest Period Selection, no Event of Default or Inchoate Default exists under the Credit Agreement.

TECO FINANCE, INC.

By:
Name:
Title:

The undersigned acknowledges receipt of a copy of this Confirmation of Interest Period Selection:

JPMORGAN CHASE BANK, N.A., as Administrative Agent	Date: ,

By:
Name:
Title:

EXHIBIT C-4

to the Credit Agreement

FORM OF NOTICE OF LC ACTIVITY

(Delivered pursuant to Section 2.2.3)

[Date]

JPMorgan Chase LOC Tampa

10420 Highland Mn Dr-BL 2, Floor 4

Tampa, FL 33610

Telephone:

Fax:

Internet E-Mail Address:

with copy to:

Global Trade Services

1 Chase Manhattan Plaza, Floor 9

New York, New York 10081

Attention:

Telephone:

Fax:

Internet E-Mail Address:

Re: TECO Finance, Inc.: Notice of LC Activity

This Notice of LC Activity is delivered to you pursuant to Section 2.2.3 of that certain Second Amended and Restated Credit Agreement dated as of May 9, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TECO Energy, Inc., a Florida corporation, TECO Finance, Inc., a Florida corporation (“Borrower”), the lenders party thereto (“Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

1. We request that [a/the] [specify Letter of Credit] be [issued] [extended] [changed] by the LC Issuing Bank specified above, as provided below:

2. The issue date of the Letter of Credit is             , and the [extended] Expiration Date of the Letter of Credit is             , neither of which is later than the earlier of (a) one year after the issue date of such Letter of Credit and (b) five Banking Days prior to the Maturity Date.

3. The Stated Amount of the Letter of Credit to be issued is $                     which, together with the aggregate principal amount of all Loans made under the Credit Agreement, the aggregate Stated Amount of all other Letters of Credit now outstanding and the aggregate amount of all Reimbursement Obligations now outstanding, does not exceed the Total Commitment.

Exhibit C-4

[USE FOR INCREASING STATED AMOUNT OF LETTERS OF CREDIT] We request that the Stated Amount of the Letter of Credit in favor of                      be changed from $                     to $                     which, together with the aggregate principal amount of all Loans made under the Credit Agreement, the aggregate Stated Amount of all other Letters of Credit now outstanding and the aggregate amount of all Reimbursement Obligations now outstanding, does not exceed the Total Commitment.]

4. Administrative Agent is instructed to deliver the [Letter of Credit] [notice of extension] [notice of change in Stated Amount] to                     , [the LC Beneficiary] [the Borrower], at [address].

The undersigned further confirms and certifies to Administrative Agent, the LC Issuing Bank and each Lender that the Letter of Credit requested or modified hereby shall only be used in the manner and for the purposes specified and permitted by the Credit Agreement, and that, as of the date of the issuance of such Letter of Credit, the conditions set forth in Section 3.2 of the Credit Agreement have all been satisfied or waived in accordance with the terms thereof.

TECO FINANCE, INC.

By:
Name:
Title:

EXHIBIT D

to the Credit Agreement

CLOSING CERTIFICATE

Pursuant to Section 3.1.8 of the Credit Agreement (as defined below), the undersigned hereby certifies on this __th day of May, 2007, to JPMorgan Chase Bank, N.A., as administrative agent (“Administrative Agent”) for the Lenders under that certain Second Amended and Restated Credit Agreement, dated as of May 9, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among TECO Energy, Inc., a Florida corporation, TECO Finance, Inc., a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and Administrative Agent, that:

1. Each representation and warranty set forth in Article IV of the Credit Agreement shall be true and correct, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct as of such other time.

2. There exists no Event of Default or Inchoate Default as of the Effective Date.

3. As of the Effective Date, the conditions precedent set forth in Section 3.1 of the Credit Agreement have been satisfied or have been waived in writing by Administrative Agent with, as applicable, the consent of the Lenders.

All capitalized terms used herein which are defined in the Credit Agreement shall have the meaning set forth in the Credit Agreement.

IN WITNESS WHEREOF, Obligor has executed this Certificate on the date set forth above.

TECO ENERGY, INC.

By:
Name:
Title:

TECO FINANCE, INC.

By:
Name:
Title: